Exhibit (a)(1)(A)

OFFER TO EXCHANGE

LIBERTY GLOBAL, INC.

Offer to Exchange Cash and Shares of Series A Common Stock and Series C Common Stock

for

Any and All Outstanding 4 1/2% Convertible Senior Notes due 2016

CUSIP Number: 530555 AB7

ISIN Number: US530555AB77

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 15, 2011, UNLESS THE OFFER IS EXTENDED.

Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the related letter of transmittal (as supplemented or amended, the “Letter of Transmittal”), Liberty Global, Inc. (“LGI” or the “Company,” “we,” “us” or “our”) is offering to exchange (the “Offer”) cash and shares of LGI’s Series A common stock and Series C common stock for any and all of LGI’s outstanding 4 1/2% Convertible Senior Notes due 2016 (the “Notes”). For each $1,000 principal amount of Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on Wednesday, June 15, 2011 (as it may be extended as provided herein, the “Expiration Date”), the tendering holder will be entitled to receive the following (collectively, the “Offer Consideration”): 28.2602 shares of Series A common stock, 9.4201 shares of Series C common stock and cash in the amount of $200, plus an amount equal to accrued but unpaid interest on such principal amount of Notes to but excluding the Settlement Date (as defined herein), payable in cash.

Fractional shares will not be issued pursuant to the Offer. If pursuant to the terms of the Offer a tendering holder becomes entitled to receive a fractional share of Series A common stock or Series C common stock (or both) (calculated on an aggregate basis per series for each tendering holder), we will round down the aggregate number of shares of the applicable series such tendering holder would otherwise have been entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share multiplied by the closing sale price of such stock on the Expiration Date.

There is $935.0 million aggregate principal amount of the Notes outstanding on the date hereof and, as of April 28, 2011, 124,726,349 shares of our Series A common stock and 117,904,916 shares of our Series C common stock were issued and outstanding. The Notes are not listed on any securities exchange. Our Series A common stock and Series C common stock are listed on the NASDAQ Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively. On May 13, 2011, the last reported sale price of the Series A common stock and Series C common stock on the NASDAQ Global Select Market was $45.52 and $43.86, respectively. The Series A common stock and Series C common stock issued pursuant to the Offer will be listed on the NASDAQ Global Select Market.

The Offer is being made on the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal. The outstanding Notes are represented by one or more global certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). As a result, all holders of Notes electing to tender pursuant to the Offer must do so pursuant to DTC’s book entry procedures.

Participation in the Offer is voluntary. If you do not tender your Notes pursuant to the Offer, you will continue to hold your Notes and they will continue to remain outstanding on their current terms. The Notes are currently convertible at a rate of 28.2602 shares of Series A common stock and 9.4201 shares of Series C common stock per $1,000 principal amount of Notes.

LGI’s obligation to purchase validly tendered and not validly withdrawn Notes pursuant to the Offer is conditioned upon the satisfaction, or waiver, by LGI of certain conditions. See “Description of the Offer—Conditions to the Offer.” The settlement date (which is expected to be June 20, 2011) in respect of any Notes that are validly tendered, are not validly withdrawn and that are accepted for exchange by LGI will occur promptly following the Expiration Date (the “Settlement Date”).

The Notes were initially issued on November 18, 2009, in an offering that was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Rule 144A under the Securities Act. On November 18, 2010, in accordance with the Indenture relating to the Notes, LGI caused the “restricted” global certificates previously representing the Notes (CUSIP: 53055 AA9; ISIN: US53033AA94) to be cancelled and replaced by newly authenticated “unrestricted” global certificates representing the Notes (having the CUSIP and ISIN numbers indicated on the front cover of this Offer to Exchange). The Notes, and the shares of common stock issuable upon conversion of the Notes, are currently freely saleable under the Securities Act by any person who has not been an “affiliate” of LGI during the preceding three months. We will effect the exchange of Notes for shares of common stock and cash pursuant to the Offer in reliance on the exemption from registration afforded by Section 3(a)(9) of the Securities Act. The shares of common stock received by a holder in exchange for its Notes will take on the same character under the Securities Act as the Notes exchanged therefor. Hence, whether the shares of common stock received by a tendering holder of Notes in connection with the Offer will be freely tradable under the Securities Act will depend upon whether the Notes tendered in exchange therefor are freely tradable or are “restricted securities” (within the meaning of Rule 144) at the time of the exchange. If a holder receives shares of common stock in exchange for Notes that are “restricted securities,” Section 4(1) of the Securities Act, including Rule 144 thereunder, may provide an exemption from registration under the Securities Act for resales of such shares. You should consult with your own legal counsel regarding the current status of your Notes under the Securities Act and whether any shares of common stock exchanged therefor would be freely saleable or “restricted securities” should you wish to participate in the Offer. See “Certain Securities Laws Considerations.”

You should carefully consider the risk factors beginning on page 11 of this Offer to Exchange before you decide whether or not to participate in the Offer and, through participation in the Offer, make an investment in our common stock.

Neither the Offer nor the shares of Series A common stock or Series C common stock being offered hereby have been approved or disapproved by the Securities Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

The Exchange Agent for the Offer is Computershare and the Information Agent is Georgeson.

May 17, 2011.

i

SUMMARY OF TERMS

This summary highlights some of the information contained in this Offer to Exchange to help you understand the Offer. It does not contain all of the information that is important to you. You should carefully read this Offer to Exchange, including the information incorporated by reference herein, to understand fully the terms of the Offer, as well as other considerations that may be important to you in making your investment decision. You should pay special attention to the section entitled “Risk Factors” beginning on page 11 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 23.

Unless stated otherwise, the discussion in this Offer to Exchange of our business includes the business of Liberty Global, Inc. and its subsidiaries. In the following text, the terms “LGI,” “the Company,” “we,” “us” and “our” may refer, as the context requires, to Liberty Global, Inc. or collectively to Liberty Global, Inc. and its subsidiaries on a consolidated basis.

Offeror	Liberty Global, Inc.

Securities Subject to the Offer	4 1/2% Convertible Senior Notes due 2016 of LGI, of which $935.0 million aggregate principal amount was outstanding as of May 17, 2011.

Offer; Offer Consideration	For each $1,000 principal amount of Notes validly tendered, we are offering to exchange 28.2602 shares of Series A common stock, 9.4201 shares of Series C common stock and cash in the amount of $200, plus an amount equal to accrued but unpaid interest on such principal amount of Notes to but excluding the Settlement Date, payable in cash (collectively, the “Offer Consideration”), upon the terms and subject to the conditions of the Offer. See “Description of the Offer—Terms of the Offer.”

Fractional Shares	Fractional shares will not be issued pursuant to the Offer. If, under the terms of the Offer, a tendering holder is entitled to receive a fractional share of Series A common stock or Series C common stock (or both) (calculated on an aggregate basis for each series for each tendering holder), we will round down the aggregate number of shares of such series of stock the tendering holder would otherwise be entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share multiplied by the closing sale price per share of the applicable series on the Expiration Date.

Holders Eligible to Participate in the Offer	All holders of the Notes are eligible to participate in the Offer. See “Description of the Offer—Terms of the Offer.”

Market Value of the Notes	The Notes are not listed on any securities exchange. We are unable to provide you with information regarding the market value for the Notes. We urge you to obtain current market price information for the Notes from your own broker, dealer or other financial advisor before deciding whether to participate in the Offer.

Common Stock	The Offer Consideration includes shares of Series A common stock and Series C common stock, which are series of common stock, par value $.01 per share, of LGI. We also have a third series of common stock, our Series B common stock. Holders of Series A common stock are entitled to one vote for each share held, while the holders of Series B common stock are entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of Series C common stock are not entitled to vote, except as required by Delaware law. See “Description of LGI Capital Stock.” Our common stock is listed on the Nasdaq Global Select Market, and the Series A common stock and Series C common stock issued pursuant to the Offer will be listed on that market as well.

Common Stock Trading	The Series A common stock and Series C common stock are listed on the NASDAQ Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively. On May 13, 2011, the last reported sale price of our Series A common stock and Series C common stock on the NASDAQ Global Select Market was $45.52 and $43.86 per share, respectively.

Expiration Date	The Offer will expire at 5:00 p.m., New York City time, on Wednesday, June 15, 2011, unless extended by us (such date and time, as it may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for the Offer for any reason, including in order to permit the satisfaction of any or all conditions to the Offer. See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

Withdrawal	You may withdraw previously tendered Notes at any time before the Expiration Date. In addition, you may withdraw any tendered Notes after the Expiration Date if we have not accepted them for exchange within 40 business days from the commencement of the Offer on May 17, 2011. To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

Settlement Date	The Settlement Date (which is expected to be June 20, 2011) will be promptly following the Expiration Date. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Purpose of the Offer	The purpose of the Offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange pursuant to the Offer will be delivered to the trustee under the Indenture relating to the Notes and will be retired and cancelled.

Conditions to the Offer	Consummation of the Offer is conditioned upon the satisfaction or waiver of certain conditions. See “Description of the Offer—Conditions to the Offer.”

Amendment and Termination	LGI has the right to terminate the Offer if the conditions to the Offer are not met by the Expiration Date. LGI reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Date and (ii) to amend the terms of the Offer prior to the Expiration Date. In the event that the Offer is terminated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have validly tendered and not validly withdrawn their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How to Tender Notes	The outstanding Notes are represented by one or more global certificates registered in the name of Cede & Co., as nominee for the Depositary Trust Company (“DTC”). As a result, all holders of Notes electing to tender their Notes pursuant to the Offer must do so pursuant to DTC’s book entry procedures. If you wish to tender your Notes and your Notes are held through a broker, dealer, commercial bank, trust company or other custodial entity, you should contact that custodial entity promptly and instruct it to tender your Notes on your behalf. Notes may only be tendered by DTC participants through the Automated Tender Offer Program (“ATOP”) maintained by DTC, by which the DTC participant and any beneficial owner on whose behalf it is acting agree to be bound by the terms of the Letter of Transmittal. We have not provided guaranteed delivery procedures in conjunction with the Offer. See “Description of the Offer—Procedures for Tendering Notes.”

Risks of Failure to Tender	Notes not exchanged in the Offer will remain outstanding. If the Offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For a further description of the risks of not participating in the Offer, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

Risk Factors	Your decision to participate in the Offer, and to exchange your Notes for the Offer Consideration, will involve risk. You should be aware of, and carefully consider, the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Offer and, through participation in the Offer, making an investment in our common stock. See “Risk Factors.”

Resale of Common Stock Received in the Offer

The Notes, and the shares of common stock issuable upon conversion of the Notes, are currently freely saleable under the Securities Act by any person who has not been an “affiliate” of LGI during the preceding three months. We will deliver shares of common stock and cash in exchange for validly tendered Notes pursuant to the Offer in reliance on the exemption from registration afforded by Section 3(a)(9) of the Securities Act. The shares of common stock received by a holder in exchange for its Notes will take on the same character under the Securities Act as the Notes exchanged therefor. Hence, whether the shares of common stock received by you in connection with the Offer would be freely saleable under the Securities Act will depend upon whether the Notes you tender in exchange therefor are freely saleable or are “restricted securities” (within the meaning of Rule 144) at the time of the exchange. If you receive shares of common stock in exchange for Notes that are not freely saleable at the time of the exchange, Section 4(1) of the Securities Act, including Rule 144 thereunder, may provide an exemption from registration under the Securities Act for resales of such shares. See “Certain Securities Laws Considerations.”

Material United States Federal Income Tax Consequences	For a summary of the material U.S. federal income tax considerations relating to the Offer and to the ownership and disposition of shares of Series A common stock and Series C common stock that are received in exchange for Notes pursuant to the Offer, see “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences to you of participating in the Offer and of owning and disposing of shares of Series A common stock and Series C common stock that are received in exchange for Notes pursuant to the Offer.

Exchange Agent and Information Agent	Computershare is the Exchange Agent and Georgeson is the Information Agent for the Offer. Their addresses and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Exchange Agent and Information Agent.”

Further Information	If you have questions regarding the procedures for tendering your Notes pursuant to the Offer, require assistance in tendering your Notes, or would like additional copies of this Offer to Exchange or the Letter of Transmittal, please contact the Information Agent. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

NOTICE TO INVESTORS

We are making the Offer to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay or give, directly or indirectly, any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and will answer inquiries concerning the Notes, but they will not be paid or given, directly or indirectly, additional compensation for soliciting tenders or answering any such inquiries.

NONE OF LGI, LGI’S BOARD OF DIRECTORS OR EXECUTIVE OFFICERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD PARTICIPATE IN THE OFFER.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange and is subject to change. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this Offer to Exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this Offer to Exchange or the date of any such information incorporated herein by reference. Neither the delivery of this Offer to Exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information contained or incorporated by reference in this Offer to Exchange or in our affairs since the date of this Offer to Exchange.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), LGI has filed with the SEC an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Offer. The Schedule TO, including exhibits and any amendments and supplements thereto, may be examined and copies may be obtained in the manner described in “Incorporation by Reference; Additional Information.”

This Offer to Exchange does not constitute an offer to participate in the Offer to any person in any U.S. state where it is unlawful to make such an offer. We are not aware of any state in the United States in which the making of the Offer is not in compliance with applicable law. If we become aware of any such state in the United States in which the making of the Offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with such law. If, after such reasonable good faith effort, we are unable to comply with such law, the Offer will not be made to (nor will tenders of Notes in connection with the Offer be accepted from or on behalf of) the holders of Notes residing in such state.

The Offer is being made on the basis of this Offer to Exchange and the accompanying Letter of Transmittal and is subject to the terms described herein and therein. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its own advisors to determine whether it is legally permitted to participate in the Offer under applicable legal investment or similar laws or regulations that may pertain to it.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

We reserve the right, in our sole discretion and subject to applicable laws, to amend, modify or, if the conditions described in this Offer to Exchange are not met, terminate the Offer.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following answers to questions that you may have as a holder of the Notes provide an overview of the information regarding the Offer that is included elsewhere in this Offer to Exchange. To fully understand the Offer and the considerations that may be important to your decision about whether to participate in the Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange.

Who is making the Offer?

Liberty Global, Inc. is making the Offer.

What securities are the subject of the Offer?

LGI is offering to exchange any and all of its 4 1/2% Convertible Senior Notes due 2016, of which $935.0 million aggregate principal amount is outstanding as of the date of this Offer to Exchange. For more information on the Notes, see “Description of Notes.”

What will I receive pursuant to the Offer if I validly tender Notes for exchange and they are accepted by LGI?

A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by LGI pursuant to the Offer will receive, for each $1,000 principal amount of Notes, 28.2602 shares of Series A common stock, 9.4201 shares of Series C common stock and cash in the amount of $200, plus an amount equal to accrued but unpaid interest on such principal amount of Notes to but excluding the Settlement Date, payable in cash, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal. See “Description of the Offer—Terms of the Offer.”

Will fractional shares be issued in the Offer?

No. Fractional shares will not be issued in the Offer. If, under the terms of the Offer, a tendering holder would receive a fractional share of Series A common stock or Series C common stock (or both) (calculated on an aggregate basis per series for each tendering holder), we will round down the aggregate number of shares of such series such tendering holder is entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share of Series A common stock or Series C common stock, as the case may be, multiplied by the closing sale price on the Nasdaq Global Select Market for such series of stock on the Expiration Date.

Why is LGI making the Offer?

The purpose of the Offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange pursuant to the Offer will be delivered to the trustee under the Indenture relating to the Notes and will be retired and cancelled. See “Purpose of the Offer.”

Do I have a choice in whether to exchange my Notes?

Yes. Participation in the Offer is voluntary. Holders of Notes are not required to exchange their Notes pursuant to the Offer. All rights and obligations under the Indenture pursuant to which Notes were issued will continue with respect to those Notes that remain outstanding after the Settlement Date. For example, payments of interest on such Notes will continue at the same rate and on the same schedule, and such Notes will continue to be convertible into shares of Series A common stock and Series C common stock upon the same terms as prior to the Offer.

May I tender only a portion of the Notes that I hold?

Yes. You do not have to tender all of your Notes to participate in the Offer. You may choose to tender in the Offer all or any portion of the Notes that you hold (in integral multiples of $1,000 principal amount).

Is LGI making a recommendation regarding whether I should tender my Notes pursuant to the Offer?

No. None of LGI, LGI’s Board of Directors or executive officers, the Exchange Agent or Information Agent makes any recommendation as to whether holders should tender their Notes for exchange pursuant to the Offer. Accordingly, you must make your own determination as to whether to tender your Notes in the Offer and, if so, the principal amount of Notes to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in “Risk Factors” and the documents incorporated by reference herein. We also urge you to consult your own financial and tax advisors in making your decision as to what action, if any, to take in light of your own particular circumstances.

How does the Offer Consideration that I will receive if I participate in the Offer compare to what I would otherwise receive upon conversion of my Notes?

You currently have the option to convert each $1,000 principal amount of Notes at a conversion rate of 28.2602 shares of Series A common stock and 9.4201 shares of Series C common stock. The conversion rate for each series is subject to adjustment if certain events occur. We have the right to settle our conversion obligation by delivery of shares of our Series A common stock and Series C common stock, cash, or a combination of cash and shares of Series A common stock and Series C common stock. Upon conversion of a Note, you are not entitled to receive any cash payment of accrued but unpaid interest. A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by us pursuant to the Offer will receive, for each $1,000 principal amount of validly tendered and accepted Notes, the same number of shares of Series A common stock and Series C common stock as is currently contemplated by the conversion rate above and cash in the amount of $200, plus an amount equal to accrued but unpaid interest on such principal amount of Notes to but excluding the Settlement Date, payable in cash. See “Description of the Offer—Terms of the Offer” and “Description of the Notes—Conversion Rights.”

Which holders are eligible to participate in the Offer?

All holders of the Notes are eligible to participate in the Offer. See “Description of the Offer—Terms of the Offer.”

What is the current market value of the Notes?

The Notes are not listed on any securities exchange. We are unable to provide you with information regarding the market value for the Notes. We urge you to obtain current market price information for the Notes from your own broker, dealer or other financial advisor before deciding whether to participate in the Offer.

What is the current market value of the stock that is part of the Offering Consideration?

Our Series A common stock and Series C common stock are listed on the NASDAQ Global Select Market under the symbols “LBTYA” and “LBTYK”, respectively. On May 13, 2011, the last reported sale price of our Series A common stock and Series C common stock on the NASDAQ Global Select Market was $45.52 and $43.86 per share, respectively. You should inform yourself regarding the market value of our Series A common stock and Series C common stock since May 13, 2011.

When does the Offer expire and how long do I have to decide?

The Offer will expire at 5:00 p.m., New York City time, on Wednesday, June 15, 2011, unless extended by us. We, in our sole discretion, may extend the Expiration Date for the Offer for any purpose, including in order to permit the satisfaction of any or all conditions to the Offer. See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

May I withdraw previously tendered Notes?

You may withdraw previously tendered Notes at any time before the Expiration Date. In addition, after the Expiration Date you may withdraw any Notes that you tender that are not accepted by us for exchange within 40 business days from the commencement of the Offer on May 17, 2011. To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

When will I receive my cash and shares of common stock if I participate in the Offer?

You will receive the Offer Consideration on the Settlement Date, which is expected to be June 20, 2011 unless the Expiration Date is extended. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Who will pay the fees and expenses in connection with the Offer?

We will pay all of our fees and expenses in connection with the Offer. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

Are there conditions to the Offer?

Yes. Consummation of the Offer is conditioned upon the satisfaction, or waiver by LGI, of the conditions described in the section of this Offer to Exchange entitled “Description of the Offer—Conditions to the Offer.” LGI may waive any or all of the conditions of the Offer. If any condition is not satisfied or waived, LGI may, in its sole discretion, terminate the Offer. See “Description of the Offer—Conditions to the Offer.” The Offer is not conditioned upon any minimum principal amount of Notes being tendered.

Under what circumstance may the Offer be terminated or amended?

LGI has the right to terminate the Offer if all of the conditions to the Offer are not met by the Expiration Date. LGI reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Date and (ii) to amend the terms of the Offer. In the event that the Offer is terminated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered and not validly withdrawn their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How do I tender my Notes in response to the Offer?

The outstanding Notes are represented by one or more global certificates registered in the name of Cede & Co., as nominee of DTC. As a result, all holders electing to tender their Notes must do so pursuant to DTC’s book entry procedures. If you wish to tender your Notes and your Notes are held through a broker, dealer, commercial bank, trust company or other custodial entity, you should contact that custodial entity promptly and instruct it to tender your Notes on your behalf. Notes may only be tendered by DTC participants and through DTC’s ATOP, by which the DTC participant and any beneficial owner on whose behalf it is acting agree to be bound by the terms of the Letter of Transmittal. We have not provided guaranteed delivery procedures in conjunction with the Offer. See “Description of the Offer—Procedures for Tendering Notes.” For further information on how to tender Notes, contact the Information Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

What risks should I consider in deciding whether or not to tender my Notes?

Your decision to participate in the Offer, and to exchange your Notes for cash and shares of our common stock, will involve risk. You should be aware of, and carefully consider, the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Offer and, through participation in the Offer, make an investment in our common stock.

Notes not exchanged in the Offer will remain outstanding after the consummation of the Offer. If the Offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For further description of the risks of not exchanging your Notes, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

Will the shares of common stock being offered as part of the Offer Consideration be “free stock” or “restricted securities”?

It depends. The Notes, and the shares of common stock issuable upon conversion of the Notes, are currently freely saleable under the Securities Act by any person who has not been an “affiliate” of LGI during the preceding three months. The issuance of shares of common stock upon exchange of the Notes pursuant to the Offer is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Whether the shares received by a tendering holder of Notes in connection with the Offer are freely saleable under the Securities Act depends upon whether the Notes tendered for exchange are freely saleable or “restricted securities.” If a holder receives shares in exchange for Notes that are not freely saleable, Section 4(1) of the Securities Act, including Rule 144 thereunder, may provide an exemption from registration for sales of such shares by such holder. You are urged to consult with your own legal counsel regarding the status of your Notes under the Securities Act and the availability of a resale exemption from the registration requirements of the Securities Act for any shares you receive in exchange therefor pursuant to the Offer. See “Certain Securities Laws Considerations.”

What are the material U.S. federal income tax consequences of my participating in the Offer?

For a summary of the material U.S. federal income tax considerations relating to the Offer and to the ownership and disposition of shares of Series A common stock and Series C common stock that are received in exchange for Notes pursuant to the Offer, see “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of your participation in the Offer and of owning and disposing of shares of Series A common stock and Series C common stock that are received in exchange for Notes pursuant to the Offer.

Who are the Information Agent and Exchange Agent and how may I contact them?

Computershare is the Exchange Agent and Georgeson is the Information Agent for the Offer. Their addresses and telephone numbers are listed on the back cover of this Offer to Exchange. See “Exchange Agent and Information Agent.”

To whom may I direct questions regarding the Offer?

If you have questions regarding the procedures for tendering your Notes pursuant to the Offer, require assistance in tendering your Notes, or would like additional copies of this Offer to Exchange or the Letter of Transmittal, please contact the Information Agent. The contact information for the Exchange Agent and the Information Agent is set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold your Notes with questions and requests for assistance.

RISK FACTORS

Your decision whether to participate in the Offer will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Offer.

Risks To Holders of Non-Tendered Notes

The following risks apply to the extent a holder of Notes elects not to participate in the Offer.

There will be less liquidity in the market for non-tendered Notes, and the market prices for non-tendered Notes may therefore decline. If the Offer is consummated, the aggregate principal amount of outstanding Notes will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not validly tendered in the Offer or that are validly withdrawn may be adversely affected. The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile than those which had previously prevailed. In addition, there can be no assurance that a market in any Notes that remain outstanding following consummation of the Offer will exist.

The trading price for the Notes that remain outstanding after the Offer will be affected by the trading prices of our Series A common stock and Series C common stock. Because the Notes are convertible into shares of our Series A common stock and Series C common stock, the trading price of the Notes is directly affected by factors affecting the trading prices of our Series A common stock and Series C common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the prices of our Series A common stock and Series C common stock will rise or fall, whether interest rates will rise or fall, or whether our credit ratings will improve or decline in the future. The trading prices of our Series A common stock and Series C common stock will be influenced by several factors, many of which are out of our control, including those described below under “—Risks Related to Our Business.”

Our board of directors has not made a recommendation as to whether or not you should tender your Notes in the Offer, nor have we have obtained any third-party determination that the Offer is fair to the holders of the Notes. Our Board of Directors is not making a recommendation as to whether holders of Notes should exchange their Notes pursuant to the Offer. We have not retained nor do we intend to retain any person to act on behalf of the holders of the Notes for purposes of negotiating the terms of the Offer or to pass upon the fairness of this Offer or the Offer Consideration or make any recommendation regarding the Offer.

Risks To Holders of Tendered Notes

The following risks apply to the extent a holder elects to participate in the Offer.

By exchanging Notes, you will lose the rights associated with those Notes. With respect to those Notes you validly tender and do not validly withdraw in the Offer and that we accept for exchange, you will lose your rights as a holder of Notes, which are described in the sections of this Offer to Exchange entitled “Comparison of Rights of Holders of Notes and Holders of Common Stock” and “Description of Notes.” For example, you will lose the right to receive interest at the annual rate of 4 1/2% of the principal amount with respect to the Notes you tender.

A holder of Notes participating in the Offer will become subject to all of the risks, uncertainties, and volatility faced by holders of our common stock, which may be different from or greater than those associated with holding the Notes. A holder of Notes participating in the Offer will become subject to all of the risks and uncertainties associated with ownership of our common stock. The market value of the Series A common stock and Series C common stock at the time of the exchange contemplated by the Offer may subsequently decline. The market price of our common stock can be subject to significant fluctuations due to a variety of factors, including those related to our business discussed below under “—Risks Related to Our Business.” These risks may be different from or greater than those associated with holding the Notes. A holder exchanging Notes and receiving our Series A common stock and Series C common stock will forgo the right to receive priority over the equity holders of LGI in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Notes participating in the exchange contemplated by the Offer may have greater exposure to the risks and uncertainties facing the Company generally. See “—Risks Related to Our Business.”

The Series A common stock and Series C common stock are equity securities and are subordinate to our existing and future indebtedness. The shares of Series A common stock and Series C common stock are equity interests. This means the shares of Series A common stock and Series C common stock will rank junior to any preferred stock that we may issue in the future, to our indebtedness (including the Notes) and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on our Series A common stock and Series C common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, dividends are payable only when and if declared by our Board of Directors. LGI historically has not paid dividends on the common stock, and has no present intention of so doing. There are currently no contractual restrictions on LGI’s ability to pay dividends in cash or stock, although credit facilities to which certain of its subsidiaries are parties would restrict its ability to access their cash.

The market prices of our Series A common stock and Series C common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market. The market prices of our Series A common stock and Series C common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our Series A common stock and Series C common stock and (ii) sales of substantial amounts of our Series A common stock and Series C common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

Risks Related To Our Business

The risk factors described in this section have been separated into four groups:

•	risks that relate to the competition we face and the technology used in our business;

•	risks that relate to our operating in overseas markets and being subject to foreign regulation;

•	risks that relate to certain financial matters; and

•	other risks, including risks that relate to our capitalization and the obstacles faced by anyone who may seek to acquire us.

Although we describe herein and elsewhere in this Offer to Exchange, and in the documents incorporated herein by reference, the risks we consider to be the most material, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our results of operations, financial condition, business or operations in the future.

If any of the events described below, individually or in combination, were to occur, our businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected.

Factors Relating to Competition and Technology

We operate in increasingly competitive markets, and there is a risk that we will not be able to effectively compete with other service providers. The markets for cable television, broadband internet and telephony in many of the regions in which we operate are highly competitive. In the provision of video services we face competition from digital terrestrial television or DTT broadcasters, video provided over satellite platforms, networks using digital subscriber line or DSL technology, fiber-to-the-home, fiber-to-the-building and fiber-to-the-node or FTTx networks and, in some countries where parts of our systems are overbuilt, cable networks, among others. Our operating businesses are facing increasing competition from video services provided by or over the networks of incumbent telecommunications operators and other service providers. As the availability and speed of broadband internet increases, we may also face competition from over-the-top video content providers utilizing our or our competitors’ high-speed internet connections. In the provision of telephony and broadband internet services, we are experiencing increasing competition from the incumbent telecommunications operators and other service providers in each country in which we operate. The incumbent telecommunication operators typically dominate the market for these services and have the advantage of nationwide networks and greater resources than we have to devote to the provision of these services. Many of the incumbent operators are now offering double-play and triple-play bundles of services. In many countries, we also compete with other operators using the unbundled local loop of the incumbent telecommunications operator to provide these services, other facilities-based operators and wireless providers. Developments in the DSL technology used by the incumbent telecommunications operators and alternative providers have improved the attractiveness of our competitor’s products and services and strengthened their competitive position. Developments in wireless technology, such as WiMax and long-term evolution (the next generation of ultra high-speed mobile data), may lead to additional competitive challenges.

In some European markets, national and local government agencies may seek to become involved, either directly or indirectly, in the establishment of FTTx networks, DTT systems or other communications systems. We intend to pursue available options to restrict such involvement or to ensure that such involvement is on commercially reasonable terms. There can be no assurance, however, that we will be successful in these pursuits. As a result, we may face competition from entities not requiring a normal commercial return on their investments. In addition, we may face more vigorous competition than would have been the case if there were no government involvement.

The market for programming services is also highly competitive. Programming businesses compete with other programmers for distribution on a limited number of channels. Once distribution is obtained, program offerings must then compete for viewers and advertisers with other programming services as well as with other entertainment media, such as home video, online activities, movies, live events, radio broadcasts and print media. Technology advances, such as download speeds, video-on-demand or VoD, interactive and mobile broadband services, have increased audience fragmentation through the number of entertainment and information delivery choices. Such increased choices could adversely affect consumer demand for services and viewing preferences. At the same time, these advances have beneficial effects for our programming businesses by increasing the available platforms for distribution of our services.

We expect the level and intensity of competition to continue to increase from both existing competitors and new market entrants as a result of changes in the regulatory framework of the industries in which we operate, advances in technology, the influx of new market entrants and strategic alliances and cooperative relationships among industry participants. Increased competition has resulted in increased customer churn, reductions of customer acquisition rates for some services and significant price competition in most of our markets. In combination with difficult economic environments, these competitive pressures could adversely impact our ability to increase or, in certain cases, maintain the revenue, revenue generating units (“RGUs”), average monthly subscription revenue per average RGU (“ARPU”), operating cash flows, operating cash flow margins and liquidity of our operating segments.

Changes in technology may limit the competitiveness of and demand for our services. Technology in the video, telecommunications and data services industries is changing rapidly. This significantly influences the demand for the products and services that are offered by our businesses. The ability to anticipate changes in technology and consumer tastes and to develop and introduce new and enhanced products on a timely basis will affect our ability to continue to grow, increase our revenue and number of subscribers and remain competitive. New products, once marketed, may not meet consumer expectations or demand, can be subject to delays in development and may fail to operate as intended. A lack of market acceptance of new products and services which we may offer, or the development of significant competitive products or services by others, could have a material adverse impact on our revenue and operating cash flow.

Our capital expenditures may not generate a positive return. The video, broadband internet and telephony businesses in which we operate are capital intensive. Significant capital expenditures are required to add customers to our networks and to upgrade our networks to enhance our service offerings and improve the customer experience, including expenditures for equipment and labor costs. No assurance can be given that our future capital expenditures will generate a positive return or that we will have adequate capital available to finance such future upgrades. If we are unable to, or elect not to, pay for costs associated with adding new customers, expanding or upgrading our networks or making our other planned or unplanned capital expenditures, our growth could be limited and our competitive position could be harmed.

If we are unable to obtain attractive programming or necessary equipment and software on satisfactory terms for our digital cable services, the demand for our services could be reduced, thereby lowering revenue and profitability. We rely on digital programming suppliers for the bulk of our programming content. We may not be able to obtain sufficient high-quality programming for our digital cable services on satisfactory terms or at all in order to offer compelling digital cable services. This may also limit our ability to migrate customers from lower tier programming to higher tier programming, thereby inhibiting our ability to execute our business plans. Furthermore, we may not be able to obtain attractive country-specific programming for video services. In addition, must carry requirements may consume channel capacity otherwise available for other services. Any or all of these factors could result in reduced demand for, and lower revenue and profitability from, our digital video services. Further, we may not be able to obtain the equipment, software and services required for our businesses on a timely basis or on satisfactory terms. We depend on third-party suppliers and licensors to supply our equipment, software and certain services. If demand exceeds these suppliers’ and licensors’ capacity or if they experience financial difficulties, the ability of our businesses to provide some services may be materially adversely affected, which in turn could affect our businesses’ ability to attract and retain customers. Although we actively monitor the creditworthiness of our key third party suppliers and licensors, the financial failure of a key third party supplier or licensor could disrupt our operations and have an adverse impact on our cash flows.

Failure in our technology or telecommunications systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenue. Our success depends, in part, on the continued and uninterrupted performance of our information technology and network systems as well as our customer service centers. The hardware supporting a large number of critical systems for our cable network in a particular country or geographic region is housed in a relatively small number of locations. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power loss, malicious human acts and natural disasters. Moreover, despite security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our information technology systems or disruption in the transmission of signals over our networks. Sustained or repeated system failures that interrupt our ability to provide service to our customers or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

Factors Relating to Overseas Operations and Foreign Regulation

Our businesses are conducted almost exclusively outside of the United States, which gives rise to numerous operational risks. Our businesses operate almost exclusively in countries outside the United States and are thereby subject to the following inherent risks:

•	fluctuations in foreign currency exchange rates;

•	difficulties in staffing and managing international operations;

•	potentially adverse tax consequences;

•	export and import restrictions, custom duties, tariffs and other trade barriers;

•	increases in taxes and governmental fees;

•	economic and political instability; and

•	changes in foreign and domestic laws and policies that govern operations of foreign-based companies.

Operational risks that we may experience in certain countries include disruptions of services or loss of property or equipment that are critical to overseas businesses due to expropriation, nationalization, war, insurrection, terrorism or general social or political unrest.

We are exposed to various foreign currency exchange rate risks. We are exposed to foreign currency exchange rate risk with respect to our consolidated debt in situations where our debt is denominated in a currency other than the functional currency of the operations whose cash flows support our ability to repay or refinance such debt. Although we generally seek to match the denomination of our and our subsidiaries’ borrowings with the functional currency of the operations that are supporting the respective borrowings, market conditions or other factors may cause us to enter into borrowing arrangements that are not denominated in the functional currency of the underlying operations (“unmatched debt”). In these cases, our policy is to provide for an economic hedge against foreign currency exchange rate movements by using cross-currency interest rate swaps to synthetically convert unmatched debt into the applicable underlying currency. At March 31, 2011, substantially all of our debt was either directly or synthetically matched to the applicable functional currencies of the underlying operations.

In addition to the exposure that results from the mismatch of our borrowings and underlying functional currencies, we are exposed to foreign currency risk to the extent that we enter into transactions denominated in currencies other than our or our subsidiaries’ respective functional currencies (“non-functional currency risk”), such as investments in debt and equity securities of foreign subsidiaries, equipment purchases, programming contracts, notes payable and notes receivable (including intercompany amounts) that are denominated in a currency other than the applicable functional currency. Changes in exchange rates with respect to amounts recorded in our consolidated balance sheets related to these items will result in unrealized (based upon period-end exchange rates) or realized foreign currency transaction gains and losses upon settlement of the transactions. Moreover, to the extent that our revenue, costs and expenses are denominated in currencies other than our respective functional currencies, we will experience fluctuations in our revenue, costs and expenses solely as a result of changes in foreign currency exchange rates. In this regard, we expect that during 2011, (1) approximately 1% to 3% of our revenue, (2) approximately 4% to 6% of our aggregate operating and selling, general and administrative (“SG&A”) expenses (exclusive of stock-based compensation expense) and (3) approximately 14% to 16% of our capital expenditures (including capital lease additions) will be denominated in non-functional currencies, including amounts denominated in (a) U.S. dollars in Chile, Europe, Australia and Argentina and (b) euros in Switzerland, Hungary, Poland, Romania and the Czech Republic. Our

expectations with respect to our non-functional currency transactions in 2011 may differ from actual results. Generally, we will consider hedging non-functional currency risks when the risks arise from agreements with third parties that involve the future payment or receipt of cash or other monetary items to the extent that we can reasonably predict the timing and amount of such payments or receipts and the payments or receipts are not otherwise hedged. In this regard, we have entered into foreign currency forward contracts covering the forward purchase of the U.S. dollar, euro and British pound sterling and the forward sale of the Hungarian forint, Polish zloty, Czech koruna, euro, Swiss Franc, Chilean peso and Australian dollar to hedge certain of these risks. Certain non-functional currency risks related to our revenue and operating and SG&A expenses and most of the non-functional currency risks related to our capital expenditures were not hedged as of March 31, 2011.

We also are exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar (our reporting currency) against the currencies of our operating subsidiaries and affiliates when their respective financial statements are translated into U.S. dollars for inclusion in our consolidated financial statements. Cumulative translation adjustments are recorded in accumulated other comprehensive earnings (loss) as a separate component of equity. Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of one of our operating subsidiaries or affiliates will cause us to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. As a result of foreign currency risk, we may experience a negative impact on our comprehensive earnings (loss) and equity with respect to our holdings solely as a result of foreign currency translation. Our primary exposure to foreign currency risk from a foreign currency translation perspective is to the euro and, to a lesser extent, the Swiss franc, the Chilean peso, the Australian dollar and other local currencies in Europe. We generally do not hedge against the risk that we may incur non-cash losses upon the translation of the financial statements of our subsidiaries and affiliates into U.S. dollars.

Our businesses are subject to risks of adverse regulation by foreign governments. Our businesses are subject to the unique regulatory regimes of the countries in which they operate. Cable and telecommunications businesses are subject to licensing or registration eligibility rules and regulations, which vary by country. The provision of electronic communications networks and services require our licensing from, or registration with, the appropriate regulatory authorities and, for telephony services, entrance into interconnection arrangements with the incumbent phone companies. It is possible that countries in which we operate may adopt laws and regulations regarding electronic commerce, which could dampen the growth of the internet services being offered and developed by these businesses. In a number of countries, our ability to increase the prices we charge for our cable television service or make changes to the programming packages we offer is limited by regulation or conditions imposed by competition authorities or is subject to review by regulatory authorities.

In addition, regulatory authorities may grant new licenses to third parties and, in any event, in most of our markets new entry is possible without a license, resulting in greater competition in territories where our businesses may already be active. More significantly, regulatory authorities may require us to grant third parties access to our bandwidth, frequency capacity, facilities or services to distribute their own services or resell our services to end customers, as recently proposed in Belgium. Programming businesses are subject to regulation on a country by country basis, including programming content requirements, requirements to make programming available on non-discriminatory terms, and service quality standards. Consequently, our businesses must adapt their ownership and organizational structure as well as their pricing and service offerings to satisfy the rules and regulations to which they are subject. A failure to comply with applicable rules and regulations could result in penalties, restrictions on our business or loss of required licenses or other adverse conditions.

Adverse changes in rules and regulations could:

•	impair our ability to use our bandwidth in ways that would generate maximum revenue and operating cash flow;

•	create a shortage of capacity on our network, which could limit the types and variety of services we seek to provide our customers;

•	strengthen our competitors by granting them access and lowering their costs to enter into our markets; and

•	have a significant adverse impact on our profitability.

Businesses, including ours, that offer multiple services, such as video distribution as well as internet and telephony, or that are vertically integrated and offer both video distribution and programming content, often face close regulatory scrutiny from competition authorities in several countries in which we operate. This is particularly the case with respect to any proposed business combinations, which will often require clearance from national competition authorities. The regulatory authorities in several countries in which we do business have considered from time to time what access rights, if any, should be afforded to third parties for use of existing cable television networks and in certain countries have imposed access obligations. This has resulted, for example, in obligations of call termination in respect of our telephony business in Europe, video “must carry” obligations in many markets in which we operate, and a preliminary proposal in Belgium to require wholesale access to television and broadband services on cable networks.

When we acquire additional communications companies, these acquisitions may require the approval of governmental authorities (either at country or, in the case of the European Union (“EU”), European level), which can block, impose conditions on, or delay an acquisition; thus hampering our opportunities for growth.

New legislation may significantly alter the regulatory regime applicable to us, which could adversely affect our competitive position and profitability, and we may become subject to more extensive regulation if we are deemed to possess significant market power in any of the markets in which we operate. Significant changes to the existing regulatory regime applicable to the provision of cable television, telephony and internet services have been and are still being introduced. For example, in the EU a large element of regulation affecting our business derives from a number of legal measures, which we refer to as Directives, that are the basis of the regulatory regime concerning many of the services we offer across the EU. The various Directives require the Member States of the EU to harmonize their laws on communications and cover such issues as access, user rights, privacy and competition. These Directives are reviewed by the EU from time to time and any changes to them could lead to substantial changes in the way in which our businesses are regulated and to which we would have to adapt. In addition, we are subject to review by competition authorities in certain countries concerning whether we exhibit significant market power. A finding of significant market power can result in our becoming subject to pricing, open access, unbundling and other requirements that could provide a more favorable operating environment for existing and potential competitors.

We cannot be certain that we will be successful in acquiring new businesses or integrating acquired businesses with our existing operations. Historically, our businesses have grown, in part, through selective acquisitions that enabled them to take advantage of existing networks, local service offerings and region-specific management expertise. We expect to seek to continue growing our businesses through acquisitions in selected markets. Our ability to acquire new businesses may be limited by many factors, including availability of financing, debt covenants, the prevalence of complex ownership structures among potential targets, government regulation and competition from other potential acquirers, primarily private equity funds. Even if we are successful in acquiring new businesses, the integration of such new businesses may present significant costs and challenges, including: realizing economies of scale in interconnection, programming and network operations; eliminating duplicative overheads; and integrating personnel, networks, financial systems and operational systems. We cannot assure you that we will be successful in acquiring new businesses or realizing the anticipated benefits of any completed acquisition.

In addition, we anticipate that most, if not all, companies acquired by us will be located outside the United States. Foreign companies may not have disclosure controls and procedures or internal controls over financial reporting that are as thorough or effective as those required by U.S. securities laws. While we intend to conduct appropriate due diligence and to implement appropriate controls and procedures as we integrate acquired companies, we may not be able to certify as to the effectiveness of these companies’ disclosure controls and procedures or internal controls over financial reporting until we have fully integrated them.

We may have exposure to additional tax liabilities. We are subject to income taxes as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable, there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. We are also subject to non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income based taxes in various jurisdictions. The ultimate outcome of the income tax and non-income based taxes may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which determination is made.

Although substantially all of our revenue and operating income is generated outside the United States, we are subject to potential current U.S. income tax on this income due to our being a U.S. corporation. Our worldwide effective tax rate is reduced under a provision in U.S. tax law that defers the imposition of U.S. tax on certain foreign active income until that income is repatriated to the United States. Any repatriation of assets currently held in foreign jurisdictions or recognition of foreign income that fails to meet the U.S. tax requirements related to deferral of U.S. income tax may result in a higher effective tax rate for the company. This includes what is typically referred to as “Subpart F Income”, which generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain currency exchange gains in excess of currency exchange losses, and certain related party sales and services income. While the company may mitigate this increase in its effective tax rate through claiming a foreign tax credit against its U.S. federal income taxes or potentially have foreign or U.S. taxes reduced under applicable income tax treaties, we are subject to various limitations on claiming foreign tax credits or we may lack treaty protections in certain jurisdictions that will potentially limit any reduction of the increased effective tax rate.

We are subject to changing tax laws, treaties and regulations in and between countries in which we operate, including treaties between the United States and other nations. A change in these tax laws, treaties or regulations, including those in and involving the United States, or in the interpretation thereof, could result in a materially higher income or non-income tax expense. For example, on October 20, 2010, the Hungarian government announced a new non-income tax on telecommunication companies applicable to our Hungarian operations that was established without any prior notice. Additionally, various income tax proposals in various countries, such as those relating to fundamental U.S. international tax reform, could result in changes to the existing tax laws on which our deferred taxes are calculated. We are unable to predict whether any of these or other proposals in the United States or foreign jurisdictions will ultimately be enacted. Any such material changes could negatively impact our business.

Factors Relating to Certain Financial Matters

Our substantial leverage could limit our ability to obtain additional financing and have other adverse effects. We seek to maintain our debt at levels that provide for attractive equity returns without assuming undue risk. In this regard, we strive to cause our operating subsidiaries to maintain their debt at levels that result in a consolidated debt balance that is between four and five times our consolidated operating cash flow. As a result, we are highly leveraged. At March 31, 2011, our outstanding consolidated debt and capital lease obligations aggregated $23.9 billion, of which $724.9 million is due over the next 12 months and $22.4 billion is due in 2014 or thereafter. We believe that we have sufficient resources to repay or refinance the current portion of our debt and capital lease obligations and to fund our foreseeable liquidity requirements during the next 12 months. However, as our debt maturities grow in later years, we anticipate that we will seek to refinance or otherwise extend our debt maturities. In this regard, we completed refinancing transactions in 2010 and 2011 that, among other matters, resulted in the extension of certain of our subsidiaries’ debt maturities. No assurance can be given that we will be able to complete additional refinancing transactions or otherwise extend our debt maturities. In this regard, it is difficult to predict how political, economic and regulatory developments will impact the credit and equity markets we access and our future financial position.

Our ability to service or refinance our debt and to maintain compliance with the financial covenants in the credit agreements and indentures of certain of our subsidiaries is dependent primarily on our ability to maintain or increase our cash provided by operations and to achieve adequate returns on our capital expenditures and acquisitions. In this regard, if the operating cash flow of our subsidiary, UPC Broadband Holding BV, were to decline, we could be required to partially repay or limit the borrowings under its senior secured credit facility in order to maintain compliance with applicable covenants. Accordingly, if our cash provided by operations declines or we encounter other material liquidity requirements, we may be required to seek additional debt or equity financing in order to meet our debt obligations and other liquidity requirements as they come due. In addition, our current debt levels may limit our ability to incur additional debt financing to fund working capital needs, acquisitions, capital expenditures, or other general corporate requirements. We can give no assurance that any additional debt or equity financing will be available on terms that are as favorable as the terms of our existing debt or at all. During the three months ended March 31, 2011 and the year ended December 31, 2010, we purchased $212.5 million (including direct acquisition costs) and $890.9 million (including direct acquisition costs), respectively, of Series A common stock and Series C common stock. Any cash used by our company in connection with any future purchases of our common stock would not be available for other purposes, including the repayment of debt.

Certain of our subsidiaries are subject to various debt instruments that contain restrictions on how we finance our operations and operate our businesses, which could impede our ability to engage in beneficial transactions. Certain of our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit agreements, indentures and similar instruments of indebtedness. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of those subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other upstream distributions;

•	make investments;

•	transfer, sell or dispose of certain assets, including subsidiary stock;

•	merge or consolidate with other entities;

•	engage in transactions with us or other affiliates; or

•	create liens on their assets.

As a result of restrictions contained in these credit facilities, the companies party thereto, and their subsidiaries, could be unable to obtain additional capital in the future to:

•	fund capital expenditures or acquisitions that could improve their value;

•	meet their loan and capital commitments to their business affiliates;

•	invest in companies in which they would otherwise invest;

•	fund any operating losses or future development of their business affiliates;

•	obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize their assets; or

•	conduct other necessary or prudent corporate activities.

In addition, most of the credit agreements to which these subsidiaries are parties include financial covenants that require them to maintain certain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. Their ability to meet these financial covenants may be affected by adverse economic, competitive, or regulatory developments and other events beyond their control, and we cannot assure you that these financial covenants will be met. In the event of a default under such subsidiaries’ credit agreements or indentures, the lenders may accelerate the maturity of the indebtedness under those agreements or indentures, which could result in a default under other outstanding credit facilities or indentures. We cannot assure you that any of these subsidiaries will have sufficient assets to pay indebtedness outstanding under their credit agreements and indentures. Any refinancing of this indebtedness is likely to contain similar restrictive covenants.

We are exposed to interest rate risks. Shifts in such rates may adversely affect the debt service obligation of our subsidiaries. We are exposed to the risk of fluctuations in interest rates, primarily through the credit facilities of certain of our subsidiaries, which are indexed to the Euro Interbank Offered Rate, the London Interbank Offered Rate or other base rates. Although we enter into various derivative transactions to manage exposure to movements in interest rates, there can be no assurance that we will be able to continue to do so at a reasonable cost.

We are subject to increasing operating costs and inflation risks which may adversely affect our earnings. While our operations attempt to increase our subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. In some countries in which we operate, our ability to increase subscription rates is subject to regulatory controls. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on our cash flow and net earnings (loss). We are also impacted by inflationary increases in salaries, wages, benefits and other administrative costs in certain of our markets.

Adverse economic developments could reduce subscriber spending for our video, internet and telephony services and reduce our rate of growth of subscriber additions. A substantial portion of our revenue is derived from residential subscribers who could be impacted by adverse economic developments. Accordingly, unfavorable economic developments could adversely impact our ability to increase, or in certain cases, maintain the revenue, RGUs, operating cash flow, operating cash flow margins and liquidity of our operating subsidiaries. In addition, our operating results could be adversely affected by the sovereign debt crisis in Europe and related global economic conditions generally.

We may not freely access the cash of our operating companies. Our operations are conducted through our subsidiaries. Our current sources of corporate liquidity include (1) our cash and cash equivalents and (2) interest and dividend income received on our cash and cash equivalents and investments. From time to time, we also receive (1) proceeds in the form of distributions or loan repayments from our subsidiaries or affiliates, (2) proceeds upon the disposition of investments and other assets, (3) proceeds received in connection with the incurrence of debt or the issuance of equity securities and (4) proceeds received upon the exercise of stock options. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject and in some cases our receipt of such payments or advances may be limited due to tax considerations or the presence of noncontrolling interests. Most of our operating subsidiaries are subject to credit agreements or indentures that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners, including us. In addition, because these subsidiaries are separate and distinct legal entities they have no obligation to provide us funds for payment obligations, whether by dividends, distributions, loans or other payments. With respect to those companies in which we have less than a majority voting interest, we do not have sufficient voting control to cause those companies to pay dividends or make other payments or advances to any of their partners or stockholders, including us.

We are exposed to the risk of default by the counterparties to our financial instruments, undrawn debt facilities and cash investments. Although we seek to manage the credit risks associated with our financial instruments, cash and cash equivalents and undrawn debt facilities, we are exposed to the risk that our counterparties could default on their obligations to us. Also, even though we regularly review our credit exposures, defaults may arise from events or circumstances that are difficult to detect or foresee. At March 31, 2011, our exposure to credit risk included (1) derivative assets with a fair value of $736.7 million, (2) cash and cash equivalent and restricted cash balances of $4,486.3 million and (3) aggregate undrawn debt facilities of $1,177.5 million. While we currently have no specific concerns about the creditworthiness of any particular counterparty, we cannot rule out the possibility that one or more of our counterparties could fail or otherwise be unable to meet its obligations to us. Any such instance could have an adverse effect on our cash flows, results of operations and financial condition. It is not possible to predict whether recent improvements in the credit and equity markets will be sustained. In this regard, (1) additional financial institutions failures could (a) reduce amounts available under committed credit facilities, (b) adversely impact our ability to access cash deposited with any failed financial institution and (c) cause a default under one or more derivative contracts, and (2) tightening of the credit markets could adversely impact our ability to access debt financing on favorable terms, or at all.

The liquidity and value of our interests in our subsidiaries may be adversely affected by stockholder agreements and similar agreements to which we are a party. We own equity interests in a variety of international broadband communications and video programming businesses. Certain of these equity interests are held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those interests. Most of these agreements subject the transfer of such equity interests to consent rights or rights of first refusal of the other stockholders or partners. In certain cases, a change in control of the company or the subsidiary holding the equity interest will give rise to rights or remedies exercisable by other stockholders or partners. Some of our subsidiaries are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict the ability to sell those equity interests and may adversely affect the prices at which those interests may be sold.

We may not report net earnings. We reported earnings (losses) from continuing operations of $424.0 million, ($876.0 million), ($62.0 million) and ($763.6 million) for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009 and 2008, respectively. In light of our historical financial performance, we cannot assure you that we will report net earnings in the near future or ever.

Other Factors

The loss of certain key personnel could harm our business. We have experienced employees at both the corporate and operational levels who possess substantial knowledge of our business and operations. We cannot assure you that we will be successful in retaining their services or that we would be successful in hiring and training suitable replacements without undue costs or delays. As a result, the loss of any of these key employees could cause significant disruptions in our business operations, which could materially adversely affect our results of operations.

John C. Malone has significant voting power with respect to corporate matters considered by our stockholders. John C. Malone beneficially owns outstanding shares of our common stock representing 39.2% of our aggregate voting power as of April 28, 2011. Assuming 100% of the Notes are validly tendered and exchanged pursuant to the Offer, Mr. Malone’s voting power would decline to 35.1%. By virtue of Mr. Malone’s voting power in our company, as well as his position as Chairman of our board of directors, Mr. Malone may have significant influence over the outcome of any corporate transaction or other matters submitted to our stockholders for approval. Mr. Malone’s rights to vote or dispose of his equity interests in our company are not subject to any restrictions in favor of us other than as may be required by applicable law and except for customary transfer restrictions pursuant to equity award agreements.

It may be difficult for a third-party to acquire us, even if doing so may be beneficial to our stockholders. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay, or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

•

authorizing a capital structure with multiple series of common stock: a Series B that entitles the holders to 10 votes per share; a Series A that entitles the holders to one vote per share; and a Series C that, except as otherwise required by applicable law, entitles the holder to no voting rights;

•	authorizing the issuance of “blank check” preferred stock, which could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

•	limiting who may call special meetings of stockholders;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders;

•	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•

requiring stockholder approval by holders of at least 80% of the voting power of our outstanding common stock or the approval by at least 75% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets, or an amendment to our restated certificate of incorporation or bylaws; and

•

the existence of authorized and unissued stock, which would allow our board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of our management, or which could be used to dilute the stock ownership of persons seeking to obtain control of our company.

Change in control provisions in our incentive plan and the Indenture relating to the Notes may also discourage, delay, or prevent a change in control of our company, even if such change of control would be in the best interests of our stockholders.

Our ability to exercise control over certain of our subsidiaries may be, in some cases, dependent upon the consent and co-operation of other equity participants who are not under our control. At March 31, 2011, we had operations in 14 countries through our subsidiaries. Our ownership participation in each of these subsidiaries varies from market to market, and in certain countries we have agreements with minority shareholders, which provide these minority shareholders with different rights and the ability to block transactions or decisions that we would otherwise undertake. Our ability to withdraw funds, including dividends, from our participation in, and to exercise management control over, certain of these subsidiaries and investments depends on the consent of the other equity participants in these subsidiaries. Although the terms of our investments vary, our operations may be affected if disagreements develop with other equity participants in our subsidiaries. Failure to resolve such disputes could restrict payments to us and have an adverse effect on our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains or incorporates by reference information that includes or is based upon forward-looking statements within the meaning of the federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including, but not limited to, those discussed in “Risk Factors” in this Offer to Exchange, the risk factors described in Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 and any risk factors discussed from time to time in LGI’s other SEC filings and reports. In addition, such statements could be affected by general industry and market conditions. Such forward-looking statements speak only as of the date of this Offer to Exchange or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Offer to Exchange, except to the extent otherwise required by the U.S. federal securities laws. Readers are cautioned not to place undue reliance on any forward-looking statement.

In addition to the risk factors set forth in this Offer to Exchange and in LGI’s SEC filings and reports, the following include some, but not all, of the factors that could cause actual results or events to differ materially from anticipated results or events:

•	economic and business conditions and industry trends in the countries in which we operate;

•	the competitive environment in the broadband communications and programming industries in the countries in which we operate;

•	competitor responses to our products and services;

•	fluctuations in currency exchange rates and interest rates;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	changes in consumer television viewing preferences and habits;

•	consumer acceptance of existing service offerings, including our digital video, broadband internet and telephony services;

•	consumer acceptance of new technology, programming alternatives and broadband services that we may offer;

•	our ability to manage rapid technological changes;

•	our ability to maintain or increase the number of subscriptions to our digital video, broadband internet and telephony services and our average revenue per household;

•	our ability to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers;

•	the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings;

•	government intervention that opens our broadband distribution networks to competitors;

•

our ability to obtain regulatory approval and satisfy other conditions necessary to close acquisitions, as well as our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions;

•	our ability to successfully negotiate rate increases where applicable;

•	changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.S. or in countries in which we operate;

•	changes in laws and government regulations that may impact the availability and cost of credit and the derivative instruments that hedge certain of our financial risks;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	capital spending for the acquisition and/or development of telecommunications networks and services;

•	our ability to successfully integrate and recognize anticipated efficiencies from the businesses we acquire;

•	problems we may discover post-closing with the operations, including the internal controls and financial reporting process, of businesses we acquire;

•	the ability of suppliers and vendors to timely deliver products, equipment, software and services;

•	the availability of attractive programming for our digital video services at reasonable costs;

•	the outcome of any pending or threatened litigation;

•	continued consolidation of the foreign broadband distribution industry;

•	the loss of key employees and the availability of qualified personnel;

•	changes in the nature of key strategic relationships with partners and joint venturers; and

•	events that are outside of our control, such as political unrest in international markets, terrorist attacks, natural disasters, pandemics and other similar events.

The broadband communications services industries are changing rapidly and, therefore, our forward-looking statements of expectations, plans and intent are subject to a significant degree of risk.

OUR BUSINESS

LGI is an international provider of video, broadband internet and telephony services, with consolidated broadband communications and/or direct-to-home satellite (“DTH”) operations at March 31, 2011, serving approximately 18 million customers across 14 countries, primarily in Europe, Chile and Australia. Our European and Chilean operations are conducted through our 99.6% owned subsidiary, Liberty Global Europe Holding BV (“Liberty Global Europe”). Through Liberty Global Europe’s wholly-owned subsidiary, UPC Holding BV (“UPC Holding”), we provide video, broadband internet and telephony services in nine European countries and in Chile. The European broadband communications and DTH operations of UPC Holding and the broadband communication operations in Germany of Unitymedia GmbH (“Unitymedia”), another wholly-owned subsidiary of Liberty Global Europe, comprise our UPC Broadband Division. UPC Holding’s broadband communications operations in Chile are provided through its 80%-owned subsidiary, VTR Global Com SA. Through Liberty Global Europe’s 50.6%-owned subsidiary, Telenet Group Holding NV (“Telenet”), a publicly-listed Belgian company, we provide broadband communications services in Belgium. Through our 54.2%-owned subsidiary, Austar United Communications Limited, a publicly-listed Australian company, LGI provides DTH services in Australia.

Our operations also include (1) consolidated broadband communications operations in Puerto Rico and (2) consolidated interests in certain programming businesses in Europe and Argentina. Our consolidated programming interests in Europe are primarily held through Chellomedia BV (“Chellomedia”), another wholly-owned subsidiary of Liberty Global Europe that also owns or manages investments in various other businesses, primarily in Europe. Certain of Chellomedia’s subsidiaries and affiliates provide programming services to certain of our broadband communications operations, primarily in Europe.

LGI’s principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado, 80112, and the main telephone number at that address is (303) 220-6600. Information about LGI is available on our website at www.lgi.com. The contents of our website are not incorporated by reference herein and are not deemed to be part of this Offer to Exchange.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

In this Offer to Exchange, we “incorporate by reference” certain information filed by LGI with the SEC, which means that important information is disclosed to you by referring to those documents. The information incorporated by reference is an important part of this Offer to Exchange, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Exchange or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO referred to below) that has a later date. The LGI documents listed below are incorporated by reference in this Offer to Exchange:

•	LGI’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 24, 2011, and Amendment No. 1 to Annual Report on Form 10-K/A, filed on March 28, 2011;

•	LGI’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed on May 4, 2011;

•	LGI’s Proxy Statement on Schedule 14A, filed on April 28, 2011; and

•	LGI’s Current Reports on Form 8-K filed on January 5, 2011, February 1, 2011, February 17, 2011, February 24, 2011, March 23, 2011, and March 24, 2011.

Documents incorporated by reference are available from LGI without charge, excluding exhibits. You may obtain documents incorporated by reference in this Offer to Exchange by requesting them in writing or by telephone from: Liberty Global, Inc., Investor Relations Department, 12300 Liberty Boulevard, Englewood, Colorado, 80112, (303) 220-6600. Please be sure to include your complete name and address in your request.

You may also read and copy any document LGI files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1–800–SEC–0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. LGI’s filings are also electronically available by going to the investor relations page on LGI’s website (www.lgi.com) and selecting “SEC Filings,” and from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information with respect to the Offer. This Offer to Exchange does not contain all of the information included in the Schedule TO. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as set forth above for LGI’s other filings with the SEC.

SELECTED FINANCIAL DATA

The following consolidated selected financial data of LGI as of December 31, 2010, 2009, 2008, 2007 and 2006 and for the years then ended has been derived from our audited consolidated financial statements and notes thereto. The following consolidated selected financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 has been derived from our unaudited condensed consolidated financial statements and notes thereto, which in management’s opinion, reflect all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with (i) the information included elsewhere herein under “Capitalization” and “Pro Forma Financial Statements” and (ii) our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, each of which is incorporated by reference into this Offer to Exchange. See “Incorporation by Reference; Additional Information.”

	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	in millions
Summary Balance Sheet Data: (a)
Current assets	$5,864.0	$5,524.9	$5,432.7	$5,278.2	$3,233.7	$3,924.6	$3,562.5
Property and equipment, net	$11,656.5	$10,990.5	$11,112.3	$12,010.7	$12,035.4	$10,608.5	$8,136.9
Goodwill	$12,303.6	$11,561.9	$11,734.7	$13,353.8	$13,144.7	$12,626.8	$9,942.6
Total noncurrent assets	$29,013.9	$27,558.6	$27,896.1	$34,621.7	$30,752.4	$28,694.0	$22,006.8
Total assets	$34,877.9	$33,083.5	$33,328.8	$39,899.9	$33,986.1	$32,618.6	$25,569.3
Current liabilities	$4,651.5	$4,107.0	$4,289.9	$4,535.9	$4,242.1	$3,857.5	$3,744.7
Long-term debt and capital lease obligations	$23,135.9	$21,642.9	$21,830.9	$25,364.9	$19,989.9	$17,970.2	$10,845.2
Total noncurrent liabilities	$26,702.8	$24,910.5	$25,581.2	$28,866.9	$23,249.3	$20,479.0	$12,666.0
Noncontrolling interests	$466.2	$483.3	$413.1	$3,377.0	$3,101.7	$2,446.0	$1,911.5
Total equity	$3,523.6	$4,066.0	$3,457.7	$6,497.1	$6,494.7	$8,282.1	$9,158.6

	Three months ended March 31		Year ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	in millions, except per share amounts
Summary Statement of Operations Data: (a)
Revenue	$2,432.3	$2,175.7	$9,016.9	$7,497.4	$7,635.6	$6,697.7	$4,551.0
Operating income	$577.6	$303.6	$1,495.2	$982.4	$824.5	$287.2	$73.2
Earnings (loss) from continuing operations (b)	$424.0	$(633.0)	$(876.0)	$(62.0)	$(763.6)	$(396.2)	$(383.9)
Earnings (loss) from continuing operations attributable to LGI stockholders	$342.4	$(651.5)	$(1,000.5)	$(257.2)	$(755.4)	$(488.1)	$(412.1)
Net earnings (loss)	$424.0	$806.5	$564.0	$14.1	$(601.8)	$(183.4)	$877.9
Net earnings (loss) attributable to LGI stockholders	$342.4	$736.6	$388.2	$(412.1)	$(788.9)	$(422.6)	$706.2
Basic earnings (loss) from continuing operations attributable to LGI stockholders per share – Series A, Series B and Series C common stock	$1.42	$(2.44)	$(3.96)	$(0.95)	$(2.39)	$(1.28)	$(0.94)
Diluted earnings (loss) from continuing operations attributable to LGI stockholders per share – Series A, Series B and Series C common stock	$1.22	$(2.44)	$(3.96)	$(0.95)	$(2.39)	$(1.28)	$(0.94)
Basic earnings (loss) per share – Series A, Series B and Series C common stock	$1.42	$2.75	$1.54	$(1.53)	$(2.50)	$(1.11)	$1.61
Diluted earnings (loss) per share – Series A, Series B and Series C common stock	$1.22	$2.75	$1.54	$(1.53)	$(2.50)	$(1.11)	$1.61

(a)	We acquired Unitymedia on January 28, 2010 and on February 18, 2010 we sold all of our ownership interests in three of our subsidiaries (collectively, the “J:COM Disposal Group”), that indirectly held our ownership interests in Jupiter Telecommunications Co. Ltd., a cable company in Japan. We have accounted for the J:COM Disposal Group and certain other less significant disposed or abandoned entities as discontinued operations for all periods presented. Effective January 1, 2007, we began accounting for Telenet as a consolidated subsidiary. We also completed a number of other acquisitions during 2010, 2009, 2008, 2007 and 2006. For information concerning our acquisitions and discontinued operations during the past three years, see note 4 to our consolidated financial statements in our Annual Report on Form 10-K/A for the year ended December 31, 2010, which is incorporated by reference into this Offer to Exchange.

(b)	Includes earnings (loss) from continuing operations attributable to noncontrolling interests of $124.5 million, $195.2 million, ($8.2 million), $91.9 million and $28.2 million, respectively.

CAPITALIZATION

The following table sets forth (i) our unaudited historical consolidated indebtedness and capitalization as of March 31, 2011 and (ii) our unaudited consolidated cash, indebtedness, equity and total capitalization as adjusted for (a) the exchange of 100% of the Notes for the Offer Consideration and (b) the April 2011 conversion of 100% of the 1.75% euro-denominated convertible senior notes issued by our wholly-owned subsidiary, UnitedGlobalCom, Inc. (the “UGC Convertible Notes”) into shares of Series A and Series C common stock. This table should be read in conjunction with (i) the information included elsewhere herein under “Selected Financial Data” and “Pro Forma Financial Statements” and (ii) our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, each of which is incorporated by reference into this Offer to Exchange. See “Incorporation by Reference; Additional Information.” For information concerning the accounting treatment of exchanged Notes, see “Accounting Treatment.”

	March 31, 2011
	Actual	As Adjusted (a)
	in millions
Cash and cash equivalents (excluding restricted cash) (b)	$2,787.1	$2,583.7

Debt and capital lease obligations:
Debt:
Parent:
The Notes (c)	$668.7	—
Subsidiaries:
UGC Convertible Notes (d)	601.8	—
Other	21,421.1	21,421.1
Capital lease obligations	1,169.2	1,169.2

Total debt and capital lease obligations	23,860.8	22,590.3

Equity:
LGI stockholders:
Series A common stock, $.01 par value (e)	1.2	1.6
Series B common stock, $.01 par value	0.1	0.1
Series C common stock, $.01 par value (e)	1.1	1.3
Additional paid-in capital (f)	3,283.7	4,560.5
Accumulated deficit (g)	(1,556.4)	(1,677.3)
Accumulated other comprehensive earnings, net of taxes	1,327.7	1,327.7

Total LGI stockholders	3,057.4	4,213.9
Noncontrolling interests	466.2	466.2

Total equity	3,523.6	4,680.1

Total capitalization	$27,384.4	$27,270.4

(a)	The as adjusted column assumes that 100% of the Notes are exchanged pursuant to the Offer. No assurance can be given as to the principal amount of the Notes, if any, that will be exchanged for the Offer Consideration pursuant to the Offer. For information concerning our pro forma consolidated financial position and results of operations assuming that 100%, 75%, 50% and 25% of the Notes are exchanged pursuant to the Offer, see “Unaudited Condensed Consolidated Pro Forma Financial Statements.”

(b)	The as adjusted amount reflects the payment of (i) the $187.0 million cash component of the aggregate Offer Consideration (excluding the cash payment for accrued but unpaid interest), (ii) accrued interest on the Notes at March 31, 2011 of $15.9 million and (iii) $0.5 million of estimated fees and expenses that are assumed to be incurred in connection with the Offer.

(c)	The as adjusted amount reflects the derecognition of the debt component of the Notes as a result of the assumed tender and exchange of 100% of the Notes pursuant to the Offer. For information regarding the accounting for the original issuance of the Notes, see “Accounting Treatment.”

(d)	The as adjusted amount gives effect to the April 2011 conversion of the UGC Convertible Notes, pursuant to the terms of the underlying indenture, into shares of Series A and Series C common stock as of March 31, 2011.

(e)	The as adjusted amounts reflect the assumed issuance of (i) 26,423,287 shares of Series A common stock and 8,807,794 shares of Series C common stock in exchange for 100% of the Notes pursuant to the Offer and (ii) 7,328,994 shares of Series A common stock and 7,249,539 shares of Series C common stock in connection with the conversion of the UGC Convertible Notes into Series A and Series C common stock.

(f)	The as adjusted amount reflects the net effect of (i) a $668.3 million increase resulting from the assumed issuance of common stock in connection with the exchange of 100% of the Notes pursuant to the Offer, (ii) a $14.0 million decrease resulting from the reclassification of the deferred financing fees associated with the debt component of the Notes to additional paid-in capital, (iii) a $92.3 million increase resulting from the reclassification of net long-term deferred tax liabilities associated with the Notes and related deferred financing costs to additional paid-in capital, (iv) a $601.6 million increase associated with the assumed issuance as of March 31, 2011 of shares of Series A and Series C common stock in connection with the conversion of the UGC Convertible Notes and (v) a $71.4 million decrease resulting from the reclassification of the current deferred tax assets associated with the UGC Convertible Notes to additional paid-in capital.

(g)	The as adjusted amount reflects (i) the $187.5 million debt conversion loss assumed to be incurred in connection with the Offer and (ii) the related income tax benefit of $66.6 million. The debt conversion loss assumed to be incurred in connection with the exchange of 100% of the Notes pursuant to the Offer represents the sum of the $187.0 million cash portion of the aggregate Offer Consideration (excluding the cash payment for accrued but unpaid interest) and $0.5 million of estimated fees and expenses that are assumed to be incurred in connection with the Offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio (deficiency) of earnings to fixed charges for the periods indicated.

	March 31, 2011	December 31,
		2010	2009	2008	2007	2006
	in millions, except ratios
Income (loss) from continuing operations before income taxes	$489.7	$(1,100.9)	$(849.0)	$(466.7)	$(273.4)	$(424.8)
Less: share of earnings (loss) of affiliates	(1.9)	(5.1)	(4.1)	(0.4)	31.3	9.9
Less: loss on fair value adjustments – significant influence investments	(13.1)	(35.2)	(8.0)	(16.2)	—	—
Add: distributed income of equity and significant influence investees	1.7	9.8	19.3	2.2	5.2	4.7

Earnings	506.4	(1,050.8)	(817.6)	(447.9)	(299.5)	(430.0)

Fixed charges:
Interest within rental expense	12.3	43.0	43.8	47.5	47.8	38.7
Interest, whether expensed or capitalized, including amortization of discounts	364.2	1,343.9	857.5	1,067.4	938.6	645.1

Total fixed charges	376.5	1,386.9	901.3	1,114.9	986.4	683.8

Adjusted earnings	882.9	336.1	83.7	667.0	686.9	253.8
Fixed charges	376.5	1,386.9	901.3	1,114.9	986.4	683.8

Ratio (deficiency) of earnings to fixed charges	2.35	$(1,050.8)	$(817.6)	$(447.9)	$(299.5)	$(430.0)

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed consolidated pro forma balance sheet assumes (i) the exchange of 100%, 75%, 50% and 25% of the Notes for the Offer Consideration pursuant to the Offer and (ii) the April 2011 conversion of 100% of the UGC Convertible Notes, pursuant to the terms of the underlying indenture, into shares of Series A and Series C common stock had been completed on March 31, 2011. No assurance can be given as to the principal amount of the Notes, if any, that will be exchanged for the Offer Consideration pursuant to the Offer. The following unaudited condensed consolidated pro forma statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2010 give effect to these transactions as if they had been completed as of January 1, 2011 and January 1, 2010, respectively. These unaudited condensed consolidated pro forma financial statements are not necessarily indicative of the financial position and results of operations that would have occurred had such transactions occurred on such dates. The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable.

These unaudited condensed consolidated pro forma financial statements should be read in conjunction with (i) the information included elsewhere herein under “Selected Financial Data” and “Capitalization” and (ii) our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference into this Offer to Exchange. See “Incorporation by Reference; Additional Information.” For information concerning the accounting treatment of validly tendered and exchanged Notes, see “Accounting Treatment.”

Liberty Global, Inc.

Unaudited Condensed Consolidated Pro Forma Balance Sheet

March 31, 2011

		Adjustments		Pro forma
		Conversion of UGC Convertible Notes (1)	Exchange of 100% of Notes (2)	Assuming exchange of 100% of Notes	Pro forma assuming exchange of:
	Historical				75% of Notes	50% of Notes	25% of Notes
	in millions, except per share amounts

ASSETS
Cash and cash equivalents	$2,787.1	$—	$(203.4)	$2,583.7	$2,634.9	$2,685.7	$2,736.4
Receivables and other current assets	3,076.9	(71.4)	—	3,005.5	3,005.5	3,005.5	3,005.5
Investments	1,088.2	—	—	1,088.2	1,088.2	1,088.2	1,088.2
Property and equipment, net	11,656.5	—	—	11,656.5	11,656.5	11,656.5	11,656.5
Goodwill	12,303.6	—	—	12,303.6	12,303.6	12,303.6	12,303.6
Intangible assets subject to amortization, net	2,116.4	—	—	2,116.4	2,116.4	2,116.4	2,116.4
Other assets, net	1,849.2	—	50.4	1,899.6	1,887.0	1,874.4	1,861.8

Total assets	$34,877.9	$(71.4)	$(153.0)	$34,653.5	$34,692.1	$34,730.3	$34,768.4

LIABILITIES AND EQUITY
Current liabilities	$4,651.5	$(601.8)	$(15.9)	$4,033.8	$4,037.8	$4,041.7	$4,045.7
Long-term debt and capital lease obligations	23,135.9	—	(668.7)	22,467.2	22,634.4	22,801.6	22,968.7
Other long-term liabilities	3,566.9	—	(94.5)	3,472.4	3,496.0	3,519.7	3,543.3

Total liabilities	31,354.3	(601.8)	(779.1)	29,973.4	30,168.2	30,363.0	30,557.7

Equity:
Series A common stock	1.2	0.1	0.3	1.6	1.5	1.5	1.4
Series B common stock	0.1	—	—	0.1	0.1	0.1	0.1
Series C common stock	1.1	0.1	0.1	1.3	1.3	1.2	1.2
Additional paid-in capital	3,283.7	530.2	746.6	4,560.5	4,374.2	4,187.5	4,000.7
Accumulated deficit	(1,556.4)	—	(120.9)	(1,677.3)	(1,647.1)	(1,616.9)	(1,586.6)
Accumulated other comprehensive earnings, net of taxes	1,327.7	—	—	1,327.7	1,327.7	1,327.7	1,327.7

Total LGI stockholders	3,057.4	530.4	626.1	4,213.9	4,057.7	3,901.1	3,744.5
Noncontrolling interests	466.2	—	—	466.2	466.2	466.2	466.2

Total equity	3,523.6	530.4	626.1	4,680.1	4,523.9	4,367.3	4,210.7

Total liabilities and equity	$34,877.9	$(71.4)	$(153.0)	$34,653.5	$34,692.1	$34,730.3	$34,768.4

Book value per share	$12.73			$14.53	$14.43	$14.32	$14.20

Liberty Global, Inc.

Unaudited Condensed Consolidated Pro Forma Statement of Operations

Three months ended March 31, 2011

		Adjustments		Pro forma
		Conversion of UGC Convertible Notes (1)	Exchange of 100% of Notes (2)	Assuming exchange of 100% of Notes	Pro forma assuming exchange of:
	Historical				75% of Notes	50% of Notes	25% of Notes
	in millions, except share, per share and ratio amounts

Revenue	$2,432.3	$—	$—	$2,432.3	$2,432.3	$2,432.3	$2,432.3

Operating, selling, general and administrative expenses (including stock-based compensation)	1,346.2	—	—	1,346.2	1,346.2	1,346.2	1,346.2
Depreciation and amortization	618.5	—	—	618.5	618.5	618.5	618.5
Impairment, restructuring and other operating gains, net	(110.0)	—	—	(110.0)	(110.0)	(110.0)	(110.0)

	1,854.7	—	—	1,854.7	1,854.7	1,854.7	1,854.7

Operating income	577.6	—	—	577.6	577.6	577.6	577.6
Non-operating income (expense):
Interest expense	(364.2)	2.0	19.2	(343.0)	(347.8)	(352.6)	(357.4)
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	(93.6)	85.3	—	(8.3)	(8.3)	(8.3)	(8.3)
Other income, net	369.9	—	—	369.9	369.9	369.9	369.9

	(87.9)	87.3	19.2	18.6	13.8	9.0	4.2

Earnings from continuing operations before income taxes	489.7	87.3	19.2	596.2	591.4	586.6	581.8
Income tax expense	(65.7)	(31.0)	(6.8)	(103.5)	(101.8)	(100.1)	(98.4)

Earnings from continuing operations	424.0	56.3	12.4	492.7	489.6	486.5	483.4
Net earnings attributable to noncontrolling interests	(81.6)	—	—	(81.6)	(81.6)	(81.6)	(81.6)

Earnings from continuing operations attributable to LGI stockholders	$342.4	$56.3	$12.4	$411.1	$408.0	$404.9	$401.8

Earnings attributable to LGI stockholders per share – Series A, Series B and Series C common stock:
Basic	$1.42			$1.41	$1.44	$1.48	$1.51

Diluted	$1.22			$1.35	$1.35	$1.35	$1.35

Weighted average common shares outstanding:
Basic	241,899,106			291,708,720	282,900,950	274,093,180	265,285,409

Diluted	288,982,414			303,560,947	303,560,947	303,560,947	303,560,947

Ratio of earnings to fixed charges	2.35			2.72	2.69	2.65	2.62

Liberty Global, Inc.

Unaudited Condensed Consolidated Pro Forma Statement of Operations

Year ended December 31, 2010

		Adjustments		Pro forma
		Conversion of UGC Convertible Notes (3)	Exchange of 100% of Notes (4)	Assuming exchange of 100% of Notes	Pro forma assuming exchange of:
	Historical				75% of Notes	50% of Notes	25% of Notes
	in millions, except share and per share amounts

Revenue	$9,016.9	$—	$—	$9,016.9	$9,016.9	$9,016.9	$9,016.9

Operating, selling, general and administrative expenses (including stock-based compensation)	5,031.1	—	—	5,031.1	5,031.1	5,031.1	5,031.1
Depreciation and amortization	2,368.6	—	—	2,368.6	2,368.6	2,368.6	2,368.6
Impairment, restructuring and other operating charges, net	122.0	—	—	122.0	122.0	122.0	122.0

	7,521.7	—	—	7,521.7	7,521.7	7,521.7	7,521.7

Operating income	1,495.2	—	—	1,495.2	1,495.2	1,495.2	1,495.2
Non-operating income (expense):
Interest expense	(1,343.9)	8.3	73.5	(1,262.1)	(1,280.5)	(1,298.9)	(1,317.2)
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	127.8	40.0	—	167.8	167.8	167.8	167.8
Other income, net	(1,380.0)	—	—	(1,380.0)	(1,380.0)	(1,380.0)	(1,380.0)

	(2,596.1)	48.3	73.5	(2,474.3)	(2,492.7)	(2,511.1)	(2,529.4)

Loss from continuing operations before income taxes	(1,100.9)	48.3	73.5	(979.1)	(997.5)	(1,015.9)	(1,034.2)
Income tax benefit	224.9	(17.1)	(26.1)	181.7	188.2	194.8	201.3

Loss from continuing operations	(876.0)	31.2	47.4	(797.4)	(809.3)	(821.1)	(832.9)
Net earnings attributable to noncontrolling interests	(124.5)	—	—	(124.5)	(124.5)	(124.5)	(124.5)

Loss from continuing operations attributable to LGI stockholders	$(1,000.5)	$31.2	$47.4	$(921.9)	$(933.8)	$(945.6)	$(957.4)

Basic and diluted earnings attributable to LGI stockholders per share – Series A, Series B and Series C common stock	$(3.96)			$(3.05)	$(3.18)	$(3.32)	$(3.47)

Basic and diluted weighted average common shares outstanding	252,691,000			302,500,614	293,692,844	284,885,074	276,077,303

Deficiency of earnings to fixed charges	$(1,050.8)			$(929.0)	$(947.4)	$(965.8)	$(984.1)

Liberty Global, Inc.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

(1)	Represents pro forma adjustments to record as of March 31, 2011 (i) the April 2011 conversion of 100% of the UGC Convertible Notes, pursuant to the terms of the underlying indenture, into 7,328,994 shares of Series A common stock and 7,249,539 shares of Series C common stock and (ii) the reclassification of the $71.4 million of current deferred tax assets associated with the UGC Convertible Notes to additional paid-in capital.

(2)	Represents pro forma adjustments to record as of March 31, 2011 (i) the assumed exchange of 100% of the Notes for the aggregate Offer Consideration pursuant to the Offer, including (a) the issuance of 26,423,287 shares of Series A common stock and 8,807,794 shares of Series C common stock, (b) cash payments aggregating $187.0 million, (ii) the derecognition of the debt component of the Notes, (iii) the reclassification of the $14.0 million of deferred financing costs related to the debt component of the Notes to additional paid-in capital, (iv) the payment of accrued interest on the Notes at March 31, 2011 of $15.9 million, (v) the reclassification of the $92.3 million of net long-term deferred tax liabilities associated with the Notes and related deferred financing costs to additional paid-in capital and (vi) the payment of $0.5 million of estimated fees and expenses that are assumed to be incurred in connection with the Offer. In addition, the net effect of (i) the related debt conversion expense of $187.5 million and (ii) the related income tax benefit of $66.6 million (at the 35.5% statutory rate) has been reflected as an increase to our accumulated deficit. The debt conversion expense represents the sum of (i) the aggregate cash portion of the Offer Consideration (excluding the cash payment for accrued but unpaid interest) and (ii) the estimated fees and expenses to be incurred in connection with the Offer. Due to their nonrecurring nature, the debt conversion expense and related income taxes have not been reflected in our unaudited condensed consolidated pro forma statements of operations. For additional information regarding the accounting for the original issuance of the Notes, see “Accounting Treatment.”

(3)	Represents the pro forma adjustments to (i) eliminate (a) the interest expense related to the UGC Convertible Notes and (b) losses recognized on changes in the fair value of the UGC Convertible Notes and (ii) provide for income taxes at a statutory rate of 35.5%.

(4)	Represents pro forma adjustments to eliminate interest expense related to the Notes and to provide for income taxes at a statutory rate of 35.5%. The eliminated interest expense includes discount accretion and amortization of deferred financing costs.

ACCOUNTING TREATMENT

When we initially recorded the issuance of the Notes in November 2009, we allocated the $935.0 million principal amount of the Notes between debt and equity components. The portion of the principal amount allocated to the debt component was measured based on the estimated fair value of a debt instrument with the same terms as the Notes, but without a conversion feature. The remaining principal amount was allocated to additional paid-in capital in respect of the option to convert the Notes into Series A common stock and Series C common stock. Assuming all Notes are exchanged for the Offer Consideration pursuant to the Offer, we will (i) reclassify (a) the carrying amount of the debt component of the Notes ($668.7 million at March 31, 2011), (b) the related deferred financing costs ($14.0 million at March 31, 2011) and (c) the net long-term deferred tax liabilities ($92.3 million at March 31, 2011) associated with the Notes and related deferred financing costs, to additional paid-in capital and common stock in our consolidated balance sheet and (ii) recognize a debt conversion expense in our consolidated statement of operations equal to the sum of (a) the aggregate cash portion of the Offer Consideration (excluding the cash payment for accrued but unpaid interest) and (b) the fees incurred in connection with the Offer. If all of the Notes are exchanged pursuant to the Offer, we would expect to record a debt conversion expense of approximately $187.0 million before consideration of the fees and expenses incurred in connection with the Offer and the related income tax benefit. To the extent that less than all the Notes are exchanged pursuant to the Offer, the amounts set forth above would be proportionately reduced. We expect the fees and expenses to be incurred in connection with the Offer to be approximately $0.5 million. No assurance can be given as to the principal amount of the Notes, if any, that will be exchanged pursuant to the Offer.

DESCRIPTION OF THE OFFER

Terms of the Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal, we are offering to exchange, for each $1,000 principal amount of Notes validly tendered and accepted for exchange by LGI pursuant to the Offer, 28.2602 shares of Series A common stock, 9.4201 shares of Series C common stock and cash in the amount of $200, plus an amount equal to accrued but unpaid interest on such principal amount of the Notes to but excluding the Settlement Date (which is expected to be June 20, 2011), payable in cash.

Notes that are validly tendered, not validly withdrawn and accepted for exchange in the Offer will be retired and cancelled.

We are making the Offer to holders of Notes in reliance upon the exemption from registration under the Securities Act afforded by Section 3(a)(9) of that Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and may answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. For a discussion regarding whether shares of our common stock received by a holder of Notes pursuant to the Offer will be freely saleable or “restricted securities” under the Securities Act, see “Certain Securities Laws Considerations.”

Holders of Notes may elect to tender or not tender their Notes in the Offer. Holders of Notes do not have dissenters’ or appraisal rights relating to the Offer. Any shares of Series A common stock and Series C common stock issued in connection with the Offer will be listed on the NASDAQ Global Select Market.

Holders of Notes that receive shares of common stock in exchange for their Notes pursuant to the Offer will become equity holders of LGI, and will no longer have the contractual rights accorded to them in the Indenture relating to the Notes. For a comparison of the rights of holders of Notes and holders of our common stock, see “Comparison of Rights of Holders of Notes and Holders of Common Stock.”

You must make your own decision whether to tender any Notes pursuant to the Offer. None of LGI, LGI’s Board of Directors or executive officers, the Exchange Agent or Information Agent makes any recommendation as to whether holders should tender the Notes for exchange pursuant to the Offer.

Fractional Shares

Fractional shares will not be issued. If, under the terms of the Offer, a tendering holder is entitled to receive a fractional share of Series A common stock or Series C common stock (or both) (calculated on an aggregate basis per series for each tendering holder), we will round down the aggregate number of such shares the tendering holder is entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share multiplied by the closing sale price per share, on the NASDAQ Global Select Market, of Series A common stock or Series C common stock, as the case may be, on the Expiration Date.

Expiration Date

For purposes of the Offer, the term “Expiration Date” means 5:00 p.m., New York City time, on Wednesday, June 15, 2011, subject to our right to extend that time and date with respect to the Offer in our absolute discretion, in which case the Expiration Date means the latest time and date to which the Offer is extended.

Extension, Termination or Amendment

We have the right to terminate the Offer if the conditions to the Offer are not met on or prior to the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Date and (ii) to amend the terms of the Offer.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release at any time prior to 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. During any extension of the Offer, (i) holders will continue to have withdrawal rights and (ii) all Notes previously tendered and not withdrawn will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for exchange by us. See also “—Announcements.”

Any waiver, amendment or modification of the Offer will apply to all Notes tendered pursuant to the Offer. If we make a material change in the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will promptly disseminate disclosure regarding the change to the Offer and extend the Offer, if required by law, to ensure that the Offer remains open for a minimum of five business days from the date we disseminate disclosure regarding the changes (or such longer period as may be required by law).

If we make a change to the Offer Consideration, we will promptly disseminate disclosure regarding the change and extend the Offer to ensure that the Offer remains open for a minimum of ten business days from the date we disseminate disclosure regarding such change.

We may terminate the Offer at any time if any condition is not satisfied on or before the Expiration Date. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the Offer. During any extension, and irrespective of any amendment to the Offer, all Notes previously tendered and not validly withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Notes for Exchange and Delivery of Offer Consideration

For purposes of the Offer, we will be deemed to have accepted for exchange validly tendered Notes, including defectively tendered Notes with respect to which we have waived such defect, when, as and if we give oral (to be confirmed in writing) or written notice of such acceptance to the Exchange Agent.

On the Settlement Date, the Exchange Agent will tender to us the aggregate principal amount of Notes validly tendered for exchange in the Offer (and not validly withdrawn) whereupon we will deliver to the Exchange Agent for delivery to tendering holders of the Notes the Offer Consideration into which the Notes tendered are exchangeable pursuant to the terms of the Offer. The Exchange Agent will act as your agent for the purpose of receiving the Offer Consideration from us and transmitting it to you. Tendered Notes accepted in the Offer will be delivered to the trustee under the Indenture relating to the Notes and will be retired and cancelled.

In all cases, delivery of the Offer Consideration for Notes accepted for exchange by us pursuant to the Offer will be made on the Settlement Date, and the Exchange Agent will cause the Offer Consideration to be credited to the appropriate account at DTC, subject to receipt by the Exchange Agent on or prior to the Expiration Date of:

•

timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the Notes into the Exchange Agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering Notes” below;

•	a properly transmitted Letter of Transmittal or an agent’s message in lieu thereof; and

•	any other documents required by the Letter of Transmittal.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Notes validly tendered and not validly withdrawn under the Offer, or to terminate the Offer and not accept for exchange any Notes not previously accepted, (i) if any of the conditions to the Offer shall not have been satisfied or waived by us, or (ii) in order to comply in whole or in part with any applicable law.

If, for any reason whatsoever, we are delayed in our exchange of Notes or are unable to effect the exchange for any reason then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Notes and those Notes may not be withdrawn except to the extent tendering holders of Notes are entitled to withdrawal rights as described in “—Withdrawal of Tenders” below.

We will pay or cause to be paid all transfer taxes with respect to the acceptance of any Notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” in the Letter of Transmittal has been completed, as described in the instructions thereto.

Under no circumstances will any interest be payable because of any delay in the delivery of the Offer Consideration to you with respect to accepted Notes or otherwise.

Market and Trading Information for the Notes

The Notes are not listed on any securities exchange. We are unable to provide you with any information regarding the market value of the Notes. We urge you to obtain current market price information for the Notes from your own broker, dealer or other financial advisor before deciding whether to participate in the Offer.

See also “Certain Securities Law Considerations” for a discussion regarding whether shares of Series A common stock and Series C common stock received by a holder of Notes pursuant to the Offer will be freely tradable or will be “restricted securities” under the Securities Act.

Procedures for Tendering Notes

General

In order to participate in the Offer, you must validly tender your Notes to the Exchange Agent as described below. It is your responsibility to validly tender your Notes. We have not provided guaranteed delivery procedures in conjunction with the Offer. We have the right to waive any defects in the tender of Notes. However, we are not required to waive defects and neither we, the Exchange Agent nor any other person will be required to notify you of defects in your tender.

Tenders Must be Made through DTC’s Book-entry System

All of the Notes are in book-entry form and must be tendered by or through a DTC participant. DTC participants must electronically transmit their acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the Offer is eligible. In accordance with ATOP procedures, following electronic transmission of acceptance of the Offer DTC will then verify such acceptance and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant that it has received this Offer to Exchange and accompanying Letter of Transmittal and agrees that it, and any beneficial owner of the Notes for whom it is acting, will be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against them.

If you hold the Notes through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary and you wish to participate in the Offer, you must instruct that intermediary to tender your Notes on your behalf in accordance with DTC’s ATOP procedures. Holders of Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC if they wish to participate in the Offer.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Notes tendered thereby, by executing and delivering a Letter of Transmittal, or being deemed to have done so as part of a book-entry confirmation, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Notes tendered thereby and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Notes), with full power coupled with an interest, to:

•	transfer ownership of the Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Notes, all in accordance with the terms of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Notes pursuant to the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions to the Offer.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of LGI, the Exchange Agent, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Notes or will incur any liability for failure to give any such notification.

Withdrawal of Tenders

You may validly withdraw Notes that you tender at any time prior to the Expiration Date of the Offer, which is 5:00 p.m., New York City time, on Wednesday, June 15, 2011, unless extended by us. In addition, after the Expiration Date, you may withdraw any tendered Notes if we have not accepted them for exchange within 40 business days from the commencement of the Offer on May 17, 2011. You may also validly withdraw Notes that you tender if the Offer is terminated without any Notes being accepted or as required by applicable law. If such a termination occurs, the Notes will be returned to the tendering holder promptly.

If you withdraw Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Notes. A holder who validly withdraws previously tendered Notes prior to the Expiration Date and does not validly re-tender Notes prior to the Expiration Date will not participate in the Offer. A holder of Notes who validly withdraws previously tendered Notes prior to the Expiration Date and validly re-tenders Notes prior to the Expiration Date and whose Notes are accepted pursuant to the Offer will be entitled to receive the Offer Consideration in exchange therefor pursuant to the Offer.

You may withdraw Notes by delivering a written notice of withdrawal. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted withdrawal request via DTC must:

•

be received by the Exchange Agent at one of the addresses specified on the back cover of this Offer to Exchange prior to the Expiration Date (or, if your Notes are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the Offer);

•	specify the name of the holder of the Notes to be withdrawn;

•	contain the description of the Notes to be withdrawn, the number of the account at DTC from which the Notes were tendered and the principal amount of the Notes to be withdrawn; and

•

be signed by the holder of the Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the holder register the transfer of the Notes into the name of the person withdrawing the Notes.

The delivery of a notice of withdrawal to any person other than the Exchange Agent will not be valid or effective. If the Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission thereof (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject any defective notice of withdrawal.

Conditions to the Offer

Notwithstanding any other provisions of the Offer, we will not be required to accept for exchange, or to exchange, Notes validly tendered (and not validly withdrawn) pursuant to the Offer, and, in our sole discretion, may terminate, amend or extend the Offer or delay or refrain from accepting for exchange, or exchanging, the Notes or delivering the Offer Consideration being offered hereby to the holders of tendered Notes, if any of the following shall occur:

•	there shall have been instituted or be pending any action, proceeding or investigation (whether formal or informal), before or by any court, governmental, regulatory or administrative agency or instrumentality, in connection with the Offer that, in our reasonable judgment, (a) would or might reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer, or (b) would materially impair the contemplated benefits of the Offer to us;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might result in either of the consequences referred to in the first bullet point of this section;

•

the trustee under the Indenture relating to the Notes shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Offer or conflict with our obligations under the Indenture or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or the acceptance of, or payment for, some or all of the Notes pursuant to the Offer;

•

there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions or (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States; or

•

there shall have occurred or be reasonably likely to occur any change or changes in the business, financial condition, assets, liabilities, income, operations or prospects of LGI or its subsidiaries that could reasonably be expected to have a material adverse effect on LGI and its subsidiaries taken as a whole.

The Offer is not conditioned upon any minimum principal amount of Notes being tendered.

The foregoing conditions are for our benefit and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the Offer if any condition is not satisfied on the Expiration Date. Under the Offer, if any of these events occur, we may (i) terminate the Offer and return Notes tendered thereunder to you, (ii) extend the Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Notes tendered thereunder until the expiration of such extended offer or (iii) amend the Offer in any respect by giving oral notice (to be confirmed in writing) or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Offer. We will give holders of Notes notice of such amendments as described in this Offer to Exchange and as may be required by applicable law.

Legal and Other Limitations

This Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell Notes or shares of our Series A common stock and Series C common stock in any U.S. state in which the Offer is not permitted. We are not aware of any state where the making of the Offer or its acceptance would not be legal. If we learn of any jurisdiction where making the Offer or its acceptance would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the Offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Notes residing in that state.

Expenses

We will pay all of our fees and expenses in connection with the Offer from our cash on hand. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

Holders who tender their Notes through a broker, dealer, commercial bank, trust company or other custodial entity should consult that institution as to whether it charges any service fees.

Subsequent Repurchases of Notes

Whether or not the Offer is consummated, LGI or its affiliates may from time to time acquire Notes, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender or exchange offers, or otherwise, upon such terms and at such prices as LGI may determine, which may be greater or less than the Offer Consideration to be delivered for each Note validly tendered and accepted (and not validly withdrawn) pursuant to the Offer. Any such purchases could be for cash or other consideration, including shares of one or more series of our common stock. However, no purchases of Notes will be made by LGI or its affiliates during the period commencing with the first public announcement of the Offer and ending ten business days following the completion or termination of the Offer, in compliance with Rule 13e-4(f)(6) under the Exchange Act.

PURPOSE OF THE OFFER

The purpose of the Offer is to reduce the amount of our outstanding debt and interest expense.

USE OF SECURITIES ACQUIRED

Tendered Notes accepted by us for exchange will be delivered to the trustee under the Indenture relating to the Notes and will be retired and cancelled. LGI will not receive any cash proceeds from the Offer.

SOURCE AND AMOUNT OF FUNDS

Assuming all $935.0 million principal amount of Notes are exchanged pursuant to the Offer, we will issue a maximum of 26,423,287 shares of Series A common stock and 8,807,794 shares of Series C common stock and pay an aggregate $191.2 million in cash (including an amount equal to accrued but unpaid interest (assuming a Settlement Date of June 20, 2011) but exclusive of cash in lieu of fractional shares) pursuant to the Offer. We will issue the shares of Series A common stock and Series C common stock from our authorized but unissued shares. We will pay the cash portion of the Offer Consideration, and all expenses attributable to the Offer, from our cash on hand or other cash resources that are readily available to us. The Offer is not conditioned on our receipt of financing.

PRICE RANGE OF COMMON STOCK AND LGI’S DIVIDEND POLICY

The Series A common stock and the Series C common stock trade on the NASDAQ Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively. The following table shows, for the periods indicated, the high and low sales prices per share of the Series A common stock and the Series C common stock as reported by NASDAQ:

	Series A		Series C
	High	Low	High	Low
2011:
Second Quarter (through May 13, 2011)	$47.30	$41.02	$45.43	$39.56
First Quarter	$44.32	$35.41	$43.10	$34.00

2010:
Fourth Quarter	$40.86	$30.42	$38.47	$30.19
Third Quarter	$31.20	$25.18	$30.95	$25.13
Second Quarter	$29.85	$22.78	$29.56	$22.57
First Quarter	$29.47	$21.82	$29.05	$21.76

2009:
Fourth Quarter	$23.84	$18.75	$23.71	$18.79
Third Quarter	$25.27	$14.46	$25.06	$14.36
Second Quarter	$18.66	$12.94	$18.30	$12.75
First Quarter	$19.79	$9.11	$18.35	$8.95

On May 13, 2011, the closing sale price of the Series A common stock and the Series C common stock, as reported by NASDAQ, was $45.52 and $43.86 per share, respectively. As of April 28, 2011, there were 124,726,349 shares of Series A common stock outstanding and 117,904,916 shares of Series C common stock outstanding.

LGI historically has not paid dividends on its common stock, and has no present intention of so doing. Payment of cash dividends, if any, in the future will be determined by our Board of Directors in light of LGI’s earnings, financial condition and other relevant considerations, including applicable Delaware law. There are currently no contractual restrictions on LGI’s ability to pay dividends in cash or stock, although credit facilities to which certain of our subsidiaries are parties would restrict our ability to access their cash to, among other things, pay cash dividends.

LGI has a repurchase program under which LGI may acquire from time to time Series A common stock, Series C common stock, securities convertible into such stock or any combination of the foregoing. The repurchase program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The amount of cash paid by LGI for exchanged Notes pursuant to the Offer (exclusive of amounts attributable to accrued but unpaid interest) will be applied to reduce the amount available under the repurchase program which, as of March 31, 2011, was approximately $897.3 million.

INTERESTS OF DIRECTORS AND OFFICERS

None of LGI, nor to the knowledge of LGI after making reasonable inquiry, any of the executive officers or directors of LGI, or any “associate” or majority-owned subsidiary of any such person, has any beneficial interest in the Notes. The term “associate” is defined under Rule 12b-2 under the Exchange Act. During the 60 days preceding the date of this Offer to Exchange, none of LGI, nor to the knowledge of LGI after making reasonable inquiry, any of the executive officers or directors of LGI, or any “associate” or subsidiary of LGI, has engaged in any transactions in the Notes.

DESCRIPTION OF NOTES

We issued the Notes under the Indenture, dated as of November 18, 2009, between us and the Law Debenture Trust Company of New York, as trustee (the “trustee”).

The following description is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. Wherever particular provisions or defined terms of the Indenture or the Notes are referred to, these provisions or defined terms are incorporated by reference. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. You may request a copy of the Indenture from our Investor Relations Department at our address shown under “Available Information; Incorporation by Reference.”

As used in this “Description of Notes” section, references to “LGI,” “the Company,” “we,” “us” and “our” refer only to Liberty Global, Inc. and do not include our subsidiaries.

General

The Notes are limited to an aggregate principal amount of $935,000,000. The Notes mature on November 15, 2016.

The Notes are issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The Notes are payable at the corporate trust office of the paying agent. The Notes are represented by one or more global securities registered in the name of a nominee of the depositary. See “—Book-Entry System.”

We may, to the extent permitted by applicable law, at any time, purchase the Notes in the open market or by tender at any price or by private agreement.

The Notes bear cash interest at the rate of 4 1/2% per annum from the most recent date to which interest has been paid or duly provided for. We pay interest on the Notes semiannually in arrears on May 15th and November 15th of each year to holders of record at the close of business on the May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date.

The Notes do not have the benefit of a sinking fund.

Each payment of interest on the Notes include interest accrued for the period commencing on and including the immediately preceding interest payment date through the day before the applicable interest payment date, fundamental change repurchase date or maturity date, as applicable. Any payment required to be made on any day that is not a business day will be made on the following business day and no interest or other amount will be paid as a result of any such postponement. Interest on the Notes is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest ceases to accrue on a Note upon its maturity, repurchase by us or conversion.

The Notes may be converted into shares of our common stock, cash or any combination of cash and shares of common stock, at the conversion rates of 28.2602 shares of Series A common stock and 9.4201 shares of Series C common stock per $1,000 principal amount of Notes. Upon conversion of a Note, we will deliver, at our election, shares of our common stock, cash or any combination of cash and shares of our common stock as described below under “—Settlement upon Conversion.” Each of the conversion rates is subject to adjustment if certain events occur, as described below under “—Conversion Rate Adjustments” and “—Make Whole upon Certain Transactions.”

The registered holder of a Note is treated as such Note’s owner for all purposes. Only registered holders have rights under the Indenture.

Neither the Notes nor the shares of Series A common stock and Series C common stock issuable upon conversion thereof are entitled to any registration rights.

Ranking

The Notes:

•	are our unsecured, senior obligations;

•	rank equally in right of payment with all of our other existing and future unsubordinated and unsecured indebtedness; and

•	rank senior in right of payment to all of our existing and future subordinated indebtedness.

Our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries’ earnings and are subject to various business considerations.

The Notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors and preferred interest holders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

The Indenture does not limit the amount of further indebtedness, including secured indebtedness, that we or our subsidiaries may incur.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the Indenture. However, other agreements to which some of our subsidiaries are parties restrict those subsidiaries from paying dividends or making other upstream distributions. In addition, the Indenture does not contain any financial or operating covenants. However, certain of our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit agreements, indentures and similar instruments of indebtedness. Other than restrictions described under “—Fundamental Change” and “—Merger and Sales of Assets by LGI” below, and except for the provisions set forth under “—Make Whole upon Certain Transactions,” the Indenture does not contain any covenants or other provisions designed to afford protection to holders of the Notes in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Conversion Rights

The Notes may be converted into shares of our common stock, cash or any combination of cash and shares of common stock, at the conversion rates of 28.2602 shares of Series A common stock (the “Series A conversion rate”) and 9.4201 shares of Series C common stock (the “Series C conversion rate”) per $1,000 principal amount of the Notes until the close of business on the second scheduled trading day (as defined below) immediately preceding the maturity date. Upon conversion of a Note, we will deliver, at our election, shares of our common stock, cash or any combination of cash and shares of our common stock as described below under “—Settlement upon Conversion.” The conversion rates in effect at any given time will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Make Whole upon Certain Transactions.” The Series A conversion rate and the Series C conversion rate are collectively referred to herein as the “conversion rate.” A holder may convert fewer than all of its Notes so long as the Notes it converts are an integral multiple of $1,000 principal amount.

“Scheduled trading day” means any day that is scheduled to be a trading day (as defined below) by both the primary exchange or market on which our Series A common stock is listed or admitted for trading and the primary exchange or market on which our Series C common stock is listed or admitted for trading. If either of our Series A common stock or Series C common stock is not listed or traded on any exchange or market, “scheduled trading day” shall mean a business day.

“Trading day” means a day on which (i) there is no market disruption event with respect to either of our Series A common stock or our Series C common stock and (ii) for each of our Series A common stock and Series C common stock, trading generally occurs on the NASDAQ Global Select Market, or, if such series is not listed on the NASDAQ Global Select Market, then trading in such series generally occurs on the New York Stock Exchange (“NYSE”) or the principal other national or regional securities exchange on which such series is then traded or, if such series is also not listed or approved for trading on the NYSE or another national or regional securities exchange, on the principal market on which such series is then traded. If either of our Series A common stock or Series C common stock is not so listed or traded, “trading day” shall mean a business day.

“Market disruption event” means, with respect to each of the Series A common stock and Series C common stock, (i) a failure by the primary United States national or regional securities exchange or market on which such series of our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in such series of our common stock or in any options, contracts or future contracts relating to such series of our common stock.

Upon conversion of a Note, we will not adjust the conversion rate to account for accrued and unpaid interest and a holder will not receive any cash payment of interest unless such conversion occurs between a regular record date and the interest payment date to which such record date relates (in which case interest will be paid as described in the following paragraph). Except in such a case, our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation with respect to such converted Notes. Accordingly, any accrued but unpaid interest and original issue discount will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of Notes at the close of business on a regular record date receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on such regular record date.

If a holder submits its Notes for conversion between a record date and the opening of business on the next interest payment date, such holder must pay funds equal to the interest payable on the converted principal amount on such interest payment date; provided, however, that no such payment need be made (1) if we have specified a fundamental change repurchase date that is after a record date and on or prior to the next interest payment date, (2) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes, or (3) if such Notes are surrendered for conversion after 5:00 p.m., New York City time, on the record date for the payment of interest on the Notes at maturity. We will not be required to convert any Notes that are surrendered for conversion without payment of interest as required by this paragraph.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because such holder requests any shares to be issued in a name other than such holder’s name, in which case such holder will pay such tax.

If you wish to exercise your conversion right with respect to any Notes, you must deliver an irrevocable conversion notice, together with (if the Notes are in certificated form) the certificated security, to the conversion agent who will, on your behalf, convert the Notes into shares of our Series A common stock and Series C common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. If you hold a beneficial interest in a global note, you must comply with DTC’s procedures for converting a beneficial interest in a global note. The “conversion date” with respect to a Note will be the date on which the holder of such Note has complied with all requirements under the Indenture to convert such Note.

Settlement upon Conversion

General

Upon conversion of Notes, we will deliver to holders, at our election, and in full satisfaction of our conversion obligation:

•	shares of our Series A common stock and Series C common stock, together with cash in lieu of fractional shares as described below, which we refer to as a “physical settlement;”

•	a cash payment without any delivery of shares of our common stock, which we refer to as a “cash settlement;” or

•

a combination of cash and shares of our Series A common stock and Series C common stock, together with cash in lieu of fractional shares as described below, which we refer to as “combination settlement.”

We refer to each of physical settlement, cash settlement or combination settlement as the “settlement method,” and the amounts so deliverable upon conversion of the Notes as the “conversion obligation.”

For conversions:

•

that occur on or prior to the 90th scheduled trading day immediately preceding the maturity date, we will, by the close of business on the business day following the conversion date, notify you of the relevant settlement method and, if we elect a combination settlement, the dollar amount of the conversion obligation (the “cash amount”) that will be settled in cash;

•

that occur after the 90th scheduled trading day immediately preceding the maturity date, we will notify all holders of the relevant settlement method and, if applicable, the related cash amount, on or prior to the 90th scheduled trading day before the maturity date (which settlement method and, if applicable, related cash amount will apply to all conversions after the 90th scheduled trading day immediately preceding the maturity date).

Any such notice of a settlement method may not be revoked. If we do not specify a settlement method as described above, then combination settlement will apply and the cash amount used in the settlement calculation set forth under “—Combination settlement” below will be $1,000.

Each conversion of Notes will be deemed to have been effected on the relevant conversion date, and with respect to any shares of common stock that are issuable upon such conversion:

•

if physical settlement applies, the person in whose name the certificate or certificates for such shares will be registered, will become the holder of record of such shares as of the close of business on the conversion date; and

•

if combination settlement applies, the person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the close of business on the last trading day of the related observation period.

Physical settlement

If physical settlement applies to any Notes tendered for conversion, we will deliver, for each $1,000 principal amount of Notes, a number of shares of our Series A common stock equal to the Series A conversion rate and a number of shares of our Series C common stock equal to the Series C conversion rate, in each case, together with cash in lieu of fractional shares as described below. We will deliver the shares and any cash in lieu of fractional shares on the third business day following the conversion date; provided, however, that if the conversion date occurs on or after the last record date for the payment of interest on the Notes before the maturity date, we will deliver such shares and any cash in lieu of fractional shares on the maturity date.

Cash settlement

If cash settlement applies to any Notes tendered for conversion, we will deliver, for each $1,000 principal amount of Notes, a cash payment equal to the sum of the daily conversion values for each trading day during the relevant observation period. We will make such payment on the third business day following the last trading day of the relevant observation period.

Combination settlement

If combination settlement applies to any Notes tendered for conversion, we will deliver, for each $1,000 principal amount of Notes, the sum of the daily settlement amounts for each trading day during the relevant observation period. For a trading day during the relevant observation period, the daily settlement amount will be:

•

cash in an amount equal to the lesser of (i) 2.5% of the cash amount specified by us in the notice regarding our chosen settlement method (the “daily cash amount”) and (ii) the daily conversion value on such day; and

•	if the daily conversion value on such day exceeds the daily cash amount,

•

a number of shares of Series A common stock equal to (i) the product of (A) the difference between such daily conversion value and such daily cash amount and (B) the Series A fraction, divided by (ii) the Series A daily VWAP;

•

a number of shares of Series C common stock equal to (i) the product of (A) the difference between such daily conversion value and such daily cash amount and (B) the Series C fraction, divided by (ii) the Series C daily VWAP; and

•	cash in lieu of any fractional shares.

We will deliver the cash and shares of our common stock on the third business day following the last day of the applicable observation period.

Fractional shares

We will deliver cash in lieu of any fractional share of Series A common stock issuable in connection with the delivery of any shares as described above. If physical settlement applies, the amount of cash will be based on the last reported sale prices of the Series A common stock and Series C common stock, respectively, on the relevant conversion date. If any other settlement method applies, the amount of cash will be based on the Series A daily VWAP or the Series C daily VWAP, as applicable, on the last trading day of the relevant observation period.

Definitions

As used in this section:

“Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the sum of (i) the Series A parity value for such trading day and (ii) the Series C parity value for such trading day.

“Observation period” means, for a Note,

•

if the conversion date for such Note occurs on or after the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive trading day period beginning on and including the 42nd scheduled trading day immediately preceding the maturity date; and

•	in all other cases, the 40 consecutive trading day period beginning on and including the third trading day immediately following such conversion date.

“Series A daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LBTYA.Q <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Series A daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Series C daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LBTYK.Q <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Series C daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Series A fraction” means, for any trading day, the Series A parity value for such trading day, divided by the sum of (i) the Series A parity value for such trading day and (ii) the Series C parity value for such trading day.

“Series C fraction” means, for any trading day, the Series C parity value for such trading day, divided by the sum of (i) the Series A parity value for such trading day and (ii) the Series C parity value for such trading day.

“Series A parity value” means, for any trading day, the product of (i) the Series A conversion rate in effect on such trading day and (ii) the Series A daily VWAP for such trading day.

“Series C parity value” means, for any trading day, the product of (i) the Series C conversion rate in effect on such trading day and (ii) the Series C daily VWAP for such trading day.

“Last reported sale price” means, for each of the Series A common stock and Series C common stock, for any date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of such series of our common stock on such date as reported in composite transactions for the principal U.S. securities exchange on which such series of common stock is traded. For the purposes of determining a last reported sale price, “market disruption event” means the occurrence or existence on such scheduled trading day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange(s) or otherwise) in either of our Series A common stock or Series C common stock, or in any options contracts or futures contracts relating to either of our Series A common stock or Series C common stock, during the period beginning 30 minutes prior to the closing time of the relevant stock exchange(s) on such Scheduled Trading Day.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment upon the events described below, except that we will not make any adjustments to the conversion rate if holders of the Notes participate (as a result of holding the Notes, and at the same time as holders of our common stock participate) in any of the events described below, as if such holders held, for each $1,000 principal amount of Notes held, a number of shares of our Series A common stock equal to the Series A conversion rate then in effect and a number of shares of our Series C common stock equal to the Series C conversion rate then in effect, without having to convert their Notes. If any dividend, distribution or issuance described below is declared but not so paid or made, the conversion rate shall again be adjusted to the conversion rate that would have been in effect if such dividend, distribution or issuance had not been declared. For the avoidance of doubt, in no event will the conversion rate be decreased other than as a result of a readjustment described in the immediately preceding sentence, as a result of a share combination described in clause (1)(b) below or as a result of the expiration, termination or redemption, prior to exercise, of any rights, warrants or options for which an adjustment to the Series A conversion rate or Series C conversion rate shall previously have been made.

(1)        (a) If we issue shares of our Series A common stock or Series C common stock(the “distributed series”) as a dividend or distribution on all or substantially all of the outstanding shares of the distributed series, a series of our Series A common stock or Series C common stock other than the distributed series (the “other series”), or both of the distributed series and the other series, the conversion rate for the distributed series will be adjusted based on the following formula:

where:

RD’	=	the conversion rate for the distributed series in effect as of the opening of business on the ex-dividend date for such dividend or distribution;
RD	=	the conversion rate for the distributed series in effect as of the close of business on the day immediately preceding the ex-dividend date for such dividend or distribution;
RO	=	the conversion rate for the other series in effect as of the close of business on the day immediately preceding the ex-dividend date for such dividend or distribution;
ND	=	the number of shares of the distributed series issued as a dividend or distribution on each share of the distributed series; and
NO	=	the number of shares of the distributed series issued as a dividend or distribution on each share of the other series.

If shares of both our Series A common stock and our Series C common stock are issued as a dividend or distribution on all or substantially all of the shares of our Series A stock, Series C common stock or both, and both such issuances have the same ex-dividend date, then the dividend or distribution of both our Series A common stock and our Series C common stock shall be deemed to happen simultaneously and each RD, RO, ND and NO used to compute RD’ under this clause (1)(a) on such ex-dividend date shall be measured without giving effect to the other issuance requiring adjustment under this clause (1)(a) on the same ex-dividend date.’

            (b)  If we subdivide or combine our Series A common stock or our Series C common stock, the conversion rate with respect to the subdivided or combined series of our common stock will be adjusted based on the following formula:

where:

R’	=	the conversion rate for such subdivided or combined series of our common stock in effect immediately after the effectiveness of such subdivision or combination, as the case may be;
R	=	the conversion rate for such subdivided or combined series of our common stock in effect immediately prior to the effectiveness of such subdivision or combination, as the case may be;
OS’	=	the number of shares of such subdivided or combined series of our common stock outstanding immediately after giving effect to such subdivision or combination, as the case may be; and
OS	=	the number of shares of such subdivided or combined series of our common stock outstanding immediately prior to the effectiveness of such subdivision or combination, as the case may be.

(2)        If we issue to all or substantially all holders of our Series A common stock or Series C common stock any rights, options or warrants entitling such holders to subscribe for or purchase (for a period expiring within 60 days after the date of issuance) shares of the same series of our common stock (the “underlying series”), at a price per share of the underlying series less (or securities convertible into shares of the underlying series having a conversion price per share of the underlying series less) than the average of the last reported sale prices of the underlying series for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, then the conversion rate for the underlying series will be increased based on the following formula (provided that the conversion rate for the underlying series will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

where:

R’	=	the conversion rate for the underlying series in effect as of the opening of business on the ex-dividend date for such distribution;
R	=	the conversion rate for the underlying series in effect as of the close of business on the day immediately preceding the ex-dividend date for such distribution;
O	=

the number of shares of the underlying series outstanding at the close of business on the trading day immediately preceding the ex-dividend date for such distribution (without giving effect to the distribution);

N	=	the number of additional shares of the underlying series issuable pursuant to such rights, options or warrants distributed on the underlying series;
P	=	the per-share offering price payable to exercise such rights, options or warrants for the additional shares of the underlying series; and
M	=	the average of the last reported sale prices of the underlying series of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the underlying series at less than the average of the last reported sale prices of the underlying series for the applicable 10 consecutive trading day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors.

(3)         (a) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, warrants or options to acquire our capital stock or other securities to all or substantially all holders of our Series A common stock or Series C common stock(except for (i) dividends or distributions (including subdivisions) for which an adjustment is made pursuant to clauses (1)(a) or (1)(b) above, (ii) those rights, options or warrants for which an adjustment is made pursuant to clause (2) above, (iii) dividends and other distributions paid exclusively in cash for which an adjustment is made pursuant to clause (4) below and (iv) any spin-off (as defined below) for which an adjustment is made pursuant to clause (3)(b) below), the conversion rate for the series of our common stock with respect to which the distribution is made will be increased based on the following formula:

where:

R’	=	the conversion rate for such series of our common stock in effect as of the opening of business on the ex-dividend date for such distribution;
R	=	the conversion rate for such series of our common stock in effect as of the close of business on the day immediately preceding the ex-dividend date for such distribution;
M	=

the average of the last reported sale prices of such series of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

F	=	the fair market value as determined by our board of directors or a committee thereof of such shares, evidences of our indebtedness, other assets or property, or rights, warrants or options distributed in respect of each outstanding share of such series of our common stock on the ex-dividend date for such distribution.

            (b)  With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Series A common stock or our Series C common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate for such series of our common stock will be increased based on the following formula:

where:

R’	=	the conversion rate for such series of our common stock in effect as of the opening of business on the effective date for the spin-off;
R	=	the conversion rate for such series of our common stock in effect as of the close of business on the day immediately preceding the effective date for the spin-off;
F	=

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of such series of our common stock applicable to one share of such series of our common stock over the 10 consecutive trading day period immediately following, and including, the effective date for the spin-off (such period, the “valuation period”); and

MP	=	the average of the last reported sale prices of such series of our common stock over the valuation period.

The adjustment to the conversion rate for a series of our common stock under this clause (3)(b) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the effective date for the spin-off. For purposes of determining the conversion rate for such series of our common stock, in respect of any conversion during the 10 trading days commencing on the effective date for any spin-off, references within this clause (3)(b) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date for such spin-off to, but excluding, the relevant conversion date.

(4)       If we make distributions of cash to all or substantially all holders of our Series A common stock or Series C common stock, the conversion rate for such series of our common stock will be increased based on the following formula:

where:

R’	=	the conversion rate for such series of our common stock in effect as of the opening of business on the ex-dividend date for such distribution;
R	=	the conversion rate for such series of our common stock in effect as of the close of business on the day immediately preceding the ex-dividend date for such distribution;
SP	=

the average of the last reported sale prices of such series of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C	=	the amount in cash per share we distribute to holders of such series of our common stock in such distribution.

(5)       If we or any of our subsidiaries make a payment to holders of our Series A common stock or Series C common stock in respect of a tender or exchange offer by us or any of our subsidiaries for the same series of our common stock, other than a tender offer solely to holders of fewer than 100 shares of such same series of our common stock, to the extent that the cash and value of any other consideration included in the payment per share of such same series of our common stock exceeds the average of the last reported sale prices of such same series of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate for such same series of our common stock will be increased based on the following formula:

where:

R’	=	the conversion rate for such series of our common stock in effect immediately after the opening of business on the trading day following the expiration date;
R	=	the conversion rate for such series of our common stock in effect as of the close of business on the expiration date;
F	=

the fair market value, as determined by our board of directors (or a committee thereof), of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of such series of our common stock we or our subsidiaries purchase in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer (the “expiration time”);

OS	=

the number of shares of such series of our common stock outstanding immediately prior to expiration time (prior to giving effect to the purchase of shares of such series pursuant to such tender offer or exchange offer);

OS’	=

the number of shares of such series of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of shares of such series pursuant to such tender offer or exchange offer); and

SP	=	the average of the last reported sale prices of such series of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day following the expiration date.

The adjustment to the conversion rate for such series of our common stock under the preceding paragraph of this clause (5) will be made immediately after the open of business on the 11th trading day following the expiration date but will be given effect at the open of business on the trading day following the expiration date. For purposes of determining the conversion rate for such series of our common stock, in respect of any conversion during the 10 trading days commencing on the trading day immediately following the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day following the expiration time to, but excluding, the relevant conversion date.

As used in this section, with respect to any issuance, dividend or distribution, “ex-dividend date” means the first date on which the shares of our Series A common stock or Series C common stock, as applicable, trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

If we adopt a stockholders rights plan providing that each share of our Series A common stock or Series C common stock issued upon conversion of the Notes, at any time prior to the distribution of separate certificates representing the rights, will be entitled to receive the right, then there will not be any adjustment to the applicable conversion rate as a result of the issuance of rights, the distribution of separate certificates representing rights, the exercise or redemption of rights in accordance with any rights agreement, or the termination or invalidation of rights. In such a case, however, holders will receive the rights under the rights plan upon conversion unless, prior to any conversion, the rights have separated from the applicable series of our common stock. If the rights have separated from a series of our common stock, the conversion rate for such series of our common stock will be adjusted at the time of separation as provided above (subject to readjustment in the event of the expiration, termination or redemption of such rights).

If (i) any distribution or transaction described in clauses (1) through (5) above has not yet resulted in an adjustment to the conversion rate in effect on any conversion date, and (ii) the shares of our common stock that a holder will receive in respect of such conversion date are not entitled to participate in the relevant distribution or transaction (whether because they were not held on a related record date or otherwise), then promptly after such distribution or transaction has occurred, we will adjust the number of shares of our common stock that we deliver to such holder in respect of such conversion date in a manner that we determine is appropriate to reflect the relevant distribution or transaction.

Whenever any provision of the Indenture requires us to calculate last reported sale prices or Series A daily VWAP or Series C daily VWAP over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate or the conversion obligation to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period during which such prices are to be calculated.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its Notes would otherwise become the record holder of shares of our common stock as of the related conversion date or trading day during the relevant observation period with respect to which shares are issuable, as the case may be, as described under “—Settlement upon Conversion” above based on an adjusted conversion rate for such ex-dividend date, then, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be deemed to be the holder of record of shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The conversion rate will not be adjusted upon certain events, including but not limited to:

•

upon the issuance of any shares of our Series A common stock or Series C common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of LGI and the investment of additional optional amounts in shares of our Series A common stock or Series C common stock under any plan;

•

upon the issuance of any shares of our Series A common stock or Series C common stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of LGI;

•

ordinary course of business stock repurchases including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors (but, for the avoidance of doubt, excluding transactions described in clause (5) above); or

•

the issuance of any shares of our Series A common stock and Series C common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued.

No adjustment in the conversion rate for a series of our common stock will be required unless such adjustment would require an increase or decrease of at least 1% of the applicable conversion rate for such series of our common stock. If the adjustment is not made because the adjustment does not change the conversion rate for such series of our common stock by more than 1% (after giving effect to any adjustment not previously made but carried forward pursuant to this sentence), then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made with respect to the affected Notes on the trading day that is 42 trading days prior to the scheduled maturity date and thereafter any conversion rate adjustment shall be made on each subsequent scheduled trading day immediately preceding the scheduled maturity date.

We may also (but are not required to) increase the Series A conversion rate or the Series C conversion rate at our option as permitted by law for a period of at least 20 business days, if our board of directors determines that such increase would be in our best interest, so long as the increase is irrevocable during such period. We may also (but are not required to) increase the Series A conversion rate or the Series C conversion rate to avoid or diminish income tax to holders of either series of our common stock or rights to purchase shares of either series of our common stock, in connection with a dividend or distribution of shares (or rights to acquire shares) of either series of our common stock or a similar event.

If an adjustment of the conversion rate is made, a holder may, in certain circumstances (such as upon distribution of a cash dividend to holders of our Series A common stock or Series C common stock), be deemed to have received a constructive distribution subject to United States federal income taxation as a dividend. In certain other circumstances, the absence of an adjustment to the conversion rate may result in a taxable dividend to the holders of the Notes.

We will not take any action that would result in adjustment to the Series A conversion rate or the Series C conversion rate that, pursuant to the provisions described above, would result in the issuance of shares of either our series for less than the par value per share of such series.

In the event of:

•	any reclassification of our Series A common stock or Series C common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets; and,

in each case, in which holders of either of our outstanding Series A common stock or Series C common stock are entitled to receive cash, securities or other property (“reference property”) for their shares of such series of our common stock, in lieu of having the right to convert your Notes into shares of Series A common stock or Series C common stock, as applicable, you will be entitled thereafter to convert your Notes into the type and amount of reference property that a holder of a number of shares of our Series A common stock or Series C common stock, as applicable, equal to the Series A conversion rate or Series C conversion rate, as applicable, in effect immediately prior to such transaction would have owned or been entitled to receive upon such transaction, without interest on such reference property from the effective date of such event to the conversion date. However, at and after the effective time of the transaction (v) the amount otherwise payable in cash upon conversion of the Notes as set forth under “—Settlement upon Conversion” above will continue to be payable in cash, (w) the number of shares of our Series A common stock(if we elect a physical settlement or combination settlement) otherwise deliverable upon conversion of the Notes as set forth under “—Settlement upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Series A common stock would have received in such transaction, (x) the number of shares of our Series C common stock (if we elect a physical settlement or combination settlement) otherwise deliverable upon conversion of the Notes as set forth under “—Settlement upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Series C common stock would have received in such transaction, (y) the Series A daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of the our Series A common stock would have received in such transaction and (z) the Series C daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of the our Series C common stock would have received in such transaction.

For purposes of the foregoing, the type and amount of consideration that holders of a series of our common stock are entitled to receive in the case of any reclassification, consolidation, merger, combination, binding share exchange, sale or transfer of assets or other transaction that causes such series of our common stock to be converted into the right to receive more than a single type of consideration, because the holders of such series of our common stock have the right to elect the type of consideration they receive, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of such series of our common stock that affirmatively make such an election. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made.

Except as specifically described above, the conversion rate will not be subject to adjustment in the case of the issuance of shares of our Series A common stock or Series C common stock or any securities convertible into or exchangeable for shares of our Series A common stock or Series C common stock or the right, option or warrant to purchase shares of our Series A common stock or Series C common stock or any other convertible or exchangeable securities.

Make Whole upon Certain Transactions

If a fundamental change occurs (any such event, for this purpose, a “make whole fundamental change”), and if a holder of Notes elects to convert its Notes in connection with any such make whole fundamental change (any conversion during the period beginning with, and including, the date on which such make whole fundamental change occurs or becomes effective (the “effective date”) to, and including, the second scheduled trading day immediately preceding the related repurchase date or, if there is no repurchase date, the 35th scheduled trading day immediately following the effective date, as the case may be, will be deemed to be “in connection with” such make whole fundamental change), the conversion rates for any such Notes tendered for conversion in connection with such make whole fundamental change will be increased by a number of additional shares of our Series A common stock and a number of additional shares of our Series C common stock (for each series, the “additional shares” for such series). We will notify holders and the trustee not later than the effective date of such make whole fundamental change, describing the make whole fundamental change and such holders’ rights to receive additional shares of each series hereunder. In connection with the notification referred to above, we will issue a press release (and make the press release available on our website) as soon as practicable after we first determine the effective date.

Upon surrender of Notes for conversion in connection with a make whole fundamental change, we will have the right to deliver the additional shares for both series of our common stock in shares of our common stock, cash or a combination of cash and shares of common stock as described under “—Settlement upon Conversion.” However, if the consideration for our common stock in any make whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, then, for any conversion of Notes in connection with such make whole fundamental change following the effective date thereof, our conversion obligation will be settled solely in cash in an amount equal to the sum of (i) the product of (A) the Series A conversion rate (including any additional shares as described in this section) and (B) the share price (as defined below) for our Series A common stock for the make whole fundamental change, and (ii) the product of (A) the Series C conversion rate (including any additional shares as described in this section) and (B) the share price (as defined below) for our Series C common stock for the make whole fundamental change. In such event, the conversion obligation will be paid to holders in cash on the third business day following the conversion date.

The number of additional shares of each series of our common stock added to the conversion rates hereunder in connection with a make whole fundamental change will be determined by reference to the tables below, based on the effective date and the basket price (as defined below) for such make whole fundamental change. For any make whole fundamental change, the “basket price” means the sum of (i) the product of (A) the Series A weighting (as defined below) and (A) the share price of our Series A common stock for such make whole fundamental change and (ii) the product of (A) the Series C weighting (as defined below) and (B) the share price of our Series C common stock for such make whole fundamental change. The “Series A weighting” means a fraction, the numerator of which equals the Series A conversion rate, and the denominator of which equals the sum of the Series A conversion rate and the Series C conversion rate. The Series A weighting will initially equal 75%. The “Series C weighting” means a fraction, the numerator of which equals the Series C conversion rate, and the denominator of which equals the sum of the Series A conversion rate and the Series C conversion rate. The Series C weighting initially equals 25%. In the case of a make whole fundamental change described in clause (2) under the definition of fundamental change in which holders of our Series A common stock or Series C common stock, as applicable, receive only cash for their shares of our Series A common stock or Series C common stock, as applicable, then the “share price” for each series of our common stock receiving only cash will equal the amount of cash paid per share of such series of our common stock. Otherwise, the “share price” for a make whole fundamental change for a series of our common stock will equal the average of the last reported sale prices for such series of our common stock for the ten trading day period ending on the trading day immediately preceding the effective date.

The basket prices set forth in the first row of the tables below (i.e., column headers) will be adjusted on each date on which the conversion rate for a series of our common stock is adjusted. The adjusted basket prices will be computed in the manner described above, except using the Series A weighting and the Series C weighting based upon the adjusted conversion rates. The number of additional shares set forth in the tables below will also be adjusted in the same manner as the conversion rate for such series of our common stock as set forth under “-Conversion Rate Adjustments.”

The following tables set forth the effective dates, basket prices computed on the basis of the share prices for a make whole fundamental change, and numbers of additional shares of Series A common stock and Series C common stock, as applicable, per $1,000 principal amount of Notes, by which the conversion rate for the relevant series will be increased in connection with such make whole fundamental change:

	Basket Price and Additional Shares of Series A Common Stock
Effective Date	$23.08	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$75.00	$90.00	$115.00	$130.00	$160.00	$200.00

November 18, 2009	4.2390	4.2390	4.2390	4.2390	4.2390	3.4362	2.6743	1.9698	1.5315	1.0813	0.9020	0.6528	0.4458
November 15, 2010	4.2390	4.2390	4.2390	4.2390	4.1634	3.0204	2.3371	1.7158	1.3326	0.9402	0.7841	0.5665	0.3855
November 15, 2011	4.2390	4.2390	4.2390	4.2390	3.6450	2.6094	2.0055	1.4669	1.1377	0.8029	0.6695	0.4831	0.3273
November 15, 2012	4.2390	4.2390	4.2390	3.8924	3.1095	2.1806	1.6606	1.2079	0.9360	0.6599	0.5495	0.3945	0.2638
November 15, 2013	4.2390	4.2390	4.2390	3.2297	2.5152	1.7140	1.2927	0.9389	0.7297	0.5168	0.4312	0.3098	0.2065
November 15, 2014	4.2390	4.2390	3.4924	2.4185	1.8024	1.1791	0.8827	0.6460	0.5063	0.3616	0.3024	0.2178	0.1449
November 15, 2015	4.2390	4.2390	2.2661	1.3452	0.9162	0.5757	0.4404	0.3309	0.2618	0.1873	0.1564	0.1120	0.0735
November 15, 2016	4.2390	1.7398	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

	Basket Price and Additional Shares of Series C Common Stock
Effective Date	$23.08	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$75.00	$90.00	$115.00	$130.00	$160.00	$200.00

November 18, 2009	1.4130	1.4130	1.4130	1.4130	1.4130	1.1454	0.8914	0.6566	0.5105	0.3604	0.3007	0.2176	0.1486
November 15, 2010	1.4130	1.4130	1.4130	1.4130	1.3878	1.0068	0.7790	0.5719	0.4442	0.3134	0.2614	0.1888	0.1285
November 15, 2011	1.4130	1.4130	1.4130	1.4130	1.2150	0.8698	0.6685	0.4890	0.3792	0.2676	0.2232	0.1610	0.1091
November 15, 2012	1.4130	1.4130	1.4130	1.2975	1.0365	0.7269	0.5535	0.4026	0.3120	0.2200	0.1832	0.1315	0.0879
November 15, 2013	1.4130	1.4130	1.4130	1.0766	0.8384	0.5713	0.4309	0.3130	0.2432	0.1723	0.1437	0.1033	0.0688
November 15, 2014	1.4130	1.4130	1.1641	0.8062	0.6008	0.3930	0.2942	0.2153	0.1688	0.1205	0.1008	0.0726	0.0483
November 15, 2015	1.4130	1.4130	0.7554	0.4484	0.3054	0.1919	0.1468	0.1103	0.0873	0.0624	0.0521	0.0373	0.0245
November 15, 2016	1.4130	0.5799	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact basket price computed on the basis of the share prices for a make whole fundamental change and the exact effective dates may not be set forth in the tables above, in which case:

•

If the basket price is between two listed basket prices or the effective date is between two listed effective dates, for each of our Series A common stock and our Series C common stock, the number of additional shares per $1,000 principal amount of Notes will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower listed basket prices and the two listed effective dates, as applicable, based on a 365-day year.

•	If the basket price is greater than $200.00, subject to adjustment, the conversion rate for each series of our common stock will not be adjusted.

•	If the basket price is less than $23.08, subject to adjustment, the conversion rate for each series of our common stock will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of our Series A common stock or Series C common stock issuable upon conversion exceed 32.4991 shares or 10.8330 shares, respectively, per $1,000 principal amount of Notes, in each case subject to adjustment in the same manner as the conversion rate for such series of our common stock as set forth above under “—Conversion Rate Adjustments.”

If a conversion of Notes in connection with a make whole fundamental change results in an adjustment of the conversion rates, a holder may be deemed to have received a constructive distribution subject to United States federal income taxation as a dividend.

Fundamental Change

If a fundamental change occurs (as defined below), each holder of Notes will have the right, at its option, to require us to repurchase for cash all of its Notes, or any portion of its Notes in principal amount equal to $1,000 or an integral multiple thereof, on the fundamental change repurchase date (as defined below). The price we are required to pay in cash is equal to 100% of the principal amount of Notes to be repurchased plus accrued and unpaid interest, if any, thereon to, but excluding, the fundamental change repurchase date.

Within 10 calendar days after we know or reasonably should know of the occurrence of a fundamental change, we will give to the holders of the Notes notice of the transaction or transactions that constitute the fundamental change, of the repurchase right arising as a result of the fundamental change and of the date on which we will repurchase Notes tendered by holders exercising such repurchase right (the “fundamental change repurchase date”). Under the Indenture, we will be required to set the fundamental change repurchase date no fewer than 20 and no more than 45 business days after the date on which deliver such notice. We will also be required to deliver a copy of this notice to the trustee and to publish a notice containing this information in a newspaper of general circulation in The City of New York or to publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the close of business on the scheduled trading day immediately preceding the fundamental change repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the Notes with respect to which you are exercising your repurchase right.

A “fundamental change” will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

(1)        any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of (A) more than 55% of the outstanding shares of our Series A common stock or of our Series C common stock or (B) shares of our capital stock entitling the person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than in any case an acquisition by us or any of our subsidiaries, and other than, in the case of clause (B), any acquisition by permitted holders;

(2)        we merge or consolidate with or into any other person (other than a subsidiary), any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, in any case in a transaction:

•

pursuant to which the holders of our Series A, Series B and Series C common stock immediately prior to the transaction do not hold 50% or more of the total number of shares of common stock of the continuing or surviving corporation (or the parent thereof) immediately after the transaction, with such holders’ proportional economic ownership immediately after the transaction vis-à-vis each other with respect to the securities they receive in such transaction being in substantially the same proportions as their respective economic ownership vis-à-vis each other with respect to the shares of our common stock that they held immediately before such transaction without regard to series; or

•

pursuant to which any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, other than the permitted holders, beneficially owns more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation (or the parent thereof) immediately after the transaction; or

(3)        our stockholders approve any plan or proposal for our liquidation or dissolution; or

(4)        a termination of trading.

However, a fundamental change or make whole fundamental change will not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a fundamental change or make whole fundamental change under clause (1) and/or clause (2) above consists of shares of common stock or American Depositary Receipts in respect of common stock traded on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger or consolidation, and as a result of the merger or consolidation the Notes become convertible into such consideration.

For purposes of these provisions:

•

a “termination of trading” will be deemed to have occurred if either of our Series A common stock or our Series C common stock (or other common stock into which the Notes are then convertible) is neither listed nor approved for trading on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors);

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13a-3 under the Exchange Act;

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 1 3(d)(3) of the Exchange Act; and

•

“permitted holders” means LGI, its subsidiaries and their respective employee benefit plans as well as the CEO of LGI and the members of the board of directors of LGI on the date the Notes are originally issued, together with their respective families, estates, and heirs, entities controlled by any of the foregoing persons and their respective charitable foundations.

A holder’s notice electing to require us to repurchase such holder’s Notes in connection with a fundamental change must state:

•	the portion of the principal amount of Notes to be repurchased, in multiples of $1,000;

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes; and

•	if certificated Notes have been issued, the certificate numbers of the Notes to be delivered for repurchase.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the last business day prior to the fundamental change repurchase date. If a holder of Notes delivers a repurchase notice, it may not thereafter surrender such Notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes, in multiples of $1,000;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the Notes are held in book entry form the above notices must also comply with the appropriate procedures of DTC.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting our debt holders to accelerate upon the occurrence of similar events and that may contain negative covenants limiting our ability to repurchase the Notes upon the occurrence of a fundamental change. If we fail to repurchase the Notes when required following a fundamental change, we will be in default under the Indenture.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a fundamental change. In addition, Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of Notes. We will comply with these rules to the extent they apply at that time.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our and our subsidiaries’ assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of LGI’s and its subsidiaries’ assets may be uncertain.

The foregoing provisions would not necessarily provide the holders of Notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

Merger and Sales of Assets by LGI

We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

•

if we are not the surviving person, then either the surviving person formed by such consolidation or into which we are merged or the person to which our assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; provided, however, that the surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the Notes and the performance of each of our other covenants under the Indenture; and

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and may exercise every right and power of, the Company under the Indenture.

Although these types of transactions are permitted under the Indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the Notes of such holder as described above.

Events of Default

The following are events of default with respect to the Notes:

•	default for 30 days in payment of any interest due and payable on the Notes;

•	default in payment of principal of the Notes and accrued and unpaid interest at maturity or upon repurchase following a fundamental change, when the same becomes due and payable;

•	we fail to provide notice of the occurrence of a fundamental change or a make whole fundamental change as required by the Indenture;

•	default in our obligation to deliver the consideration due upon conversion of the Notes as described under “—Settlement upon Conversion;”

•

default by us or any of our Significant Subsidiaries (as defined in the Indenture) under any instrument or instruments evidencing indebtedness (other than the Notes) having an outstanding principal amount of $100,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity;

•

default in the payment of any of our or any of our Significant Subsidiaries’ indebtedness for money borrowed in an aggregate principal amount exceeding $100,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity;

•

default in our performance of any other covenants or agreements in respect of the Notes contained in the Indenture or the Notes for 60 days after we receive from the trustee or we and the trustee receive from the holders of at least 25% in aggregate principal amount of the Notes then outstanding a written notice of such default; or

•	certain events of bankruptcy, insolvency and reorganization of us or our Significant Subsidiaries.

Notwithstanding the foregoing, the Indenture provides that, to the extent elected by us, the sole remedy for an event of default described in the 7th bullet above relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or as otherwise required to be filed pursuant to the Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes (the “extension fee”). The extension fee will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to, but not including, the 60th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 60th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 60th day), such extension fee will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 60th day, the Notes will be subject to acceleration as provided herein. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event that we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided herein. To make such election, we must give notice to the trustee for holders prior to the day any such event of default occurs.

The Indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the Indenture and the status of any such default. We must give the trustee written notice within 30 days of any default under the Indenture and any event that with the giving of notice or the lapse of time would become an event of default under the Indenture.

The Indenture provides that if an event of default occurs and is continuing with respect to the Notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the Notes may declare the principal amount plus accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs (other than with respect to one of our Significant Subsidiaries), the principal amount plus accrued and unpaid interest, if any, on the Notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the Notes have been cured (other than the nonpayment of principal of the Notes which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of Notes may rescind the declaration of acceleration.

A holder of Notes may pursue any remedy under the Indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the Notes;

•	the holders of at least 25% in principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the Notes do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of Notes to sue for enforcement of payment of the principal of or interest on the holder’s Notes on or after the respective due dates expressed in its Notes or the holder’s right to convert its Notes in accordance with the Indenture.

The trustee is entitled under the Indenture, subject to the duty of the trustee during a default to act with the required standard of care, to reasonable indemnification before proceeding to exercise any right or power under the Indenture at the direction of the registered holders of the Notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the registered holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other registered holders of the Notes, or would involve the trustee in personal liability.

The Indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the Notes within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

We and the trustee may amend or supplement the Indenture if the holders of a majority in principal amount of the Notes consent to it. Without the consent of the holder of each Note affected thereby, however, no modification may:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce any rate of interest or change the time for payment of interest on the Notes;

•	reduce the principal amount of the Notes or change their final stated maturity;

•	reduce the repurchase price of the Notes or change the time at which the Notes may or must be repurchased;

•	make payments on the Notes payable in currency other than as originally stated in the Notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Notes;

•	make any change in the percentage of principal amount of Notes necessary to waive compliance with some provisions of the Indenture or to make any change in this provision for modification;

•

waive a continuing default or event of default regarding any payment on the Notes (other than any non-payment of principal of the Notes which has become due solely by reason of a declaration of acceleration, to the extent that such declaration of acceleration is duly rescinded in accordance with the Indenture); or

•	adversely affect the conversion or repurchase provisions of the Notes.

We and the trustee may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•	to provide any security for or guarantees of the Notes;

•	to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of Notes or to surrender any rights we have under the Indenture;

•	to add events of default with respect to the Notes;

•	to add circumstances under which we will pay additional interest on the Notes;

•	to make any change that does not adversely affect any outstanding Notes in any material respect; or

•	to conform the provisions thereof to this Description of Notes.

The holders of a majority in principal amount of the outstanding Notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any Note (other than any non-payment of principal of the Notes which has become due solely by reason of a declaration of acceleration, to the extent that such declaration of acceleration is duly rescinded in accordance with the Indenture) or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, with respect to amendments that do not require the consent of holders of Notes, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at the stated maturity, any repurchase date or upon conversion or otherwise, cash and shares of our Series A common stock and Series C common stock (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request of that holder.

Governing Law

The Indenture and the Notes are governed by, and are to be construed in accordance with, the laws of the State of New York.

Reports

So long as any Notes are outstanding, we will:

•	file with the SEC within the time periods prescribed by its rules and regulations; and

•	furnish to the trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations,

all annual and quarterly reports, information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee and the holders of Notes with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had it continued to have been subject to such reporting requirements. We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act and will furnish to holders, beneficial owners and prospective purchasers of the Notes or shares issuable upon conversion of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Trustee

Law Debenture Trust Company of New York is the trustee, registrar, paying agent and conversion agent under the Indenture.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Payment and Paying Agents

Payments in respect of the principal and interest, including additional interest, if any, on global Notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the paying agent or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1 million of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

The trustee has been designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Book-Entry System

The Notes are represented by one or more global notes (each a “Global Note”). Each Global Note has been deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as nominee of DTC. Except under circumstances described below, the Notes will not be issued in definitive form.

DTC initially credited on its book-entry registration and transfer system the accounts of persons designated by the initial purchaser of the Notes with the respective principal amounts of the Notes represented by the Global Note. Ownership of beneficial interests in a Global Note are limited to persons that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants. Ownership of beneficial interests in a Global Note are shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than DTC participants).

So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note are not entitled to have the Notes represented by that Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on the Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note.

Neither LGI nor the trustee (or any successor entity acting in any of those roles) have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We understand that DTC or its nominee, upon receipt of any payment of principal or interest, if any, credits immediately DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Note as shown on the records of DTC or its nominee. We also understand that payments by DTC participants to owners of beneficial interests in a Global Note held through these DTC participants are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and is the responsibility of the DTC participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the Notes in definitive form in exchange for the entire Global Note for the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes represented by a Global Note and, in such event, will issue the Notes in definitive form in exchange for the entire Global Note relating to the Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of the Notes represented by the Global Note equal in principal amount to the beneficial interest and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF LGI CAPITAL STOCK

The following summary description of our common stock is based on the provisions of our restated certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our restated certificate of incorporation and bylaws and the Delaware General Corporation Law.

Authorized Common Stock

Our authorized capital stock consists of one billion one hundred million (1,100,000,000) shares, of which one billion fifty million (1,050,000,000) shares are designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share.

Our common stock is divided into three series. We have authorized:

•	five hundred million (500,000,000) shares of Series A common stock;

•	fifty million (50,000,000) shares of Series B common stock; and

•	five hundred million (500,000,000) shares of Series C common stock.

As of April 28, 2011, there were 124,726,349 shares of Series A common stock outstanding, 10,242,728 shares of Series B common stock outstanding, and 117,904,916 shares of Series C common stock outstanding. As of the date of this Offer to Exchange, our Board of Directors has not authorized the issuance of any series of preferred stock and none are outstanding.

The holders of Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

Voting Rights

The holders of Series A common stock are entitled to one vote for each share held, and the holders of Series B common stock are entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of Series C common stock are not entitled to vote, except as required by Delaware law. When the vote or consent of holders of Series C common stock is required by Delaware law, the holders of Series C common stock will be entitled to 1/100th of a vote for each share held. Our charter does not provide for cumulative voting in the election of directors.

Dividends; Liquidation

Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under “—Distributions” below, whenever a dividend is paid to the holders of one of our series of common stock, we shall also pay to the holders of the other series of our common stock an equal per share dividend.

Conversion

Each share of Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. Our Series A common stock and Series C common stock are not convertible.

Distributions

Distributions made in shares of Series A common stock, Series B common stock, Series C common stock or any other security with respect to Series A common stock, Series B common stock or Series C common stock may be declared and paid only as follows:

•	a share distribution

•	consisting of shares of Series A common stock (or securities convertible therefor) to holders of Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or

•	consisting of shares of Series B common stock (or securities convertible therefor) to holders of Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or

•	consisting of shares of Series C common stock (or securities convertible therefor) to holders of Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or

•

consisting of shares of Series A common stock (or securities convertible therefor) to holders of Series A common stock and, on an equal per share basis, shares of Series B common stock (or securities convertible therefor) to holders of Series B common stock and, on an equal per share basis, shares of Series C common stock (or securities convertible therefor) to holders of Series C common stock; and

•

a share distribution consisting of shares of any class or series of our securities or of securities of any other person, other than Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor), on the basis of a distribution of

•	identical securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or

•	separate classes or series of securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or

•

a separate class or series of securities to the holders of one or more series of our common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our common stock, provided that, in the case of the second and third bullet point immediately above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our common stock receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of Series A common stock and Series C common stock, and such classes or series differ only with respect to voting rights, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of Series A common stock and Series C common stock corresponds, to the extent practicable, to the relative voting rights of each such series of our common stock.

We may not reclassify, subdivide or combine any series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

Liquidation and Dissolution

In the event of our liquidation, dissolution and winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our common stock.

Anti-Takeover Effects of Provisions of Restated Certificate of Incorporation and Bylaws

Board of Directors

Our restated certificate of incorporation provides as follows, subject to the rights of the holders of any series of our preferred stock:

Number. The number of our directors shall not be less than three and the exact number shall be fixed from time to time by a resolution adopted by the affirmative vote of 75% of the members of our board then in office.

Classification. The members of our board are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of (i) our Class I directors expires at the annual meeting of our stockholders in 2012, (ii) our Class II directors expires at the annual meeting of our stockholders in 2013, and (iii) our Class III directors expires at the annual meeting of our stockholders in 2011. At each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

Removal for Cause. Our directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

Vacancies. Vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting our board shall shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

No Shareholder Action by Written Consent; Special Meetings

Our restated certificate of incorporation provides that, except as otherwise provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary at the request of at least 75% of the members of our board then in office. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

All nominations by stockholders or other business to be properly brought before a meeting of stockholders shall be made pursuant to timely notice in proper written form to our Secretary. To be timely, a stockholder’s notice shall be given to our Secretary at our offices as follows:

•

with respect to an annual meeting of our stockholders that is called for a date not more than 30 days before or 70 days after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice shall be given no earlier than the close of business on the 120th day prior to such anniversary and no later than the close of business on the 90th day prior to such anniversary;

•

with respect to an annual meeting of our stockholders that is called for a date which is more than 30 days before or 70 days after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice shall be given no earlier than the close of business on the 120th day prior to the current annual meeting and not later than the close of business on the later of (A) the 90th day prior to the current annual meeting or (b) the 10th day following the day on which we first publicly announce the date of the current annual meeting; and

•

with respect to an election to be held at a special meeting of our stockholders, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary at our offices not later than the close of business on the 10th day following the day on which we first made the relevant public announcement.

Blank Check Preferred

Our authorized capital stock includes fifty million (50,000,000) authorized shares designated as preferred stock, par value $0.01 per share, of which no shares have been issued. The existence of authorized but unissued preferred stock may enable our board of directors to delay, defer or prevent a change in control of us by means of a merger, tender offer, proxy contest or otherwise. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders. Our board of directors currently does not intend to seek shareholder approval prior to any issuance of preferred stock, unless otherwise required by law or any listing requirement adopted by a securities exchange on which our common stock is listed.

Amendments

Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of our restated certificate of incorporation or to add or insert other provisions in the certificate, provided that the foregoing voting requirement shall not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our stockholders or (2) which has been approved by at least 75% of the members of our board then in office. Our restated certificate of incorporation further provides that the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the foregoing voting requirement shall not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of our board then in office.

Supermajority Voting Provisions

In addition to the supermajority voting provisions discussed under “—Amendments” above, our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our stockholders, voting together as a single class, is required for:

•

our merger or consolidation with or into any other corporation, provided that the foregoing voting provision shall not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our stockholders, or (2) that at least 75% of the members of our board of directors then in office have approved;

•

the sale, lease or exchange of all, or substantially all, of our assets, provided that the foregoing voting provisions shall not apply to any such sale, lease or exchange that at least 75% of the members of our board of directors then in office have approved; or

•

our dissolution, provided that the foregoing voting provision shall not apply to such dissolution if at least 75% of the members of our board of directors then in office have approved such dissolution.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. In our restated certificate of incorporation, we have elected not to be governed by Section 203.

Transfer Agent and Registrar

Computershare Inc. is the transfer agent and registrar for our common stock.

COMPARISON OF RIGHTS OF HOLDERS OF NOTES AND HOLDERS OF COMMON STOCK

The following is a description of the material differences between the rights of holders of Notes and holders of our common stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our common stock.

Ranking

Notes: The Notes are our unsecured, senior obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors and preferred interest holders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Common Stock: The common stock ranks junior to the Notes, and all other indebtedness, with respect to rights upon liquidation, dissolution or winding up of the Company, and ranks junior to preferred stock with respect to dividends and rights upon liquidation, dissolution or winding up of the Company.

Dividends/Distribution

Notes: Holders of Notes are entitled to receive semi-annual annual interest payments at a rate of 4 1/2 % per year, payable in cash on May 15th and November 15th of each year to holders of record at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date.

Common Stock: Holders of common stock are entitled to dividends as may be declared from time to time by our Board of Directors from funds available therefor. LGI historically has not paid dividends on the common stock, and has no present intention of so doing. Payment of cash dividends, if any, in the future will be determined by our Board of Directors in light of our earnings, financial condition and other relevant considerations, including applicable Delaware law. There are currently no contractual restrictions on LGI’s ability to pay dividends in cash or stock, although credit facilities to which certain of our subsidiaries are parties would restrict our ability to access their cash to, among other things, pay cash dividends.

Listing

Notes: The Notes are not listed on any securities exchange.

Common Stock: The Series A common stock and Series C common stock trade on the NASDAQ Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively.

Voting Rights

Notes: Holders of the Notes have no voting rights on matters voted on by our stockholders.

Common Stock: The holders of our Series A common stock are entitled to one vote for each share held, and the holders of our Series B common stock are entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of our Series C common stock are not entitled to vote, except as required by Delaware law. When the vote or consent of holders of our Series C common stock is required by Delaware law, the holders of our Series C common stock will be entitled to 1/100th of a vote for each share held. See “Description of LGI Capital Stock—Voting Rights” for more information on the voting rights of our common stock.

Conversion

Notes: Notes may be surrendered, in integral multiples of $1,000 principal amount, for conversion until the close of business on the second trading day immediately preceding the maturity date. The current conversion rates for the Notes are: 28.2602 shares of Series A common stock and 9.4201 shares of Series C common stock per $1,000 principal amount of Notes. The conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rate Adjustments.” We have the right to settle our conversion obligation by delivering shares of our Series A common stock and Series C common stock, cash, or a combination of cash and shares of our Series A common stock and Series C common stock, as described under “Description of Notes—Settlement upon Conversion.” In addition, holders that convert their Notes in connection with a occurrence of a “fundamental change” may be entitled to receive a make whole premium in the form of an increase in the conversion rates for the Notes. See “Description of Notes—Make Whole upon Certain Events.”

Common Stock: The Series A common stock and Series C common stock are not convertible into any other security. Each share of Series B common stock is convertible, at the option of the holder, into one share of Series A common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) THE DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO EXCHANGE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (B) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE OFFER; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes the material U.S. federal income tax considerations relating to the Offer and to the ownership and disposition of shares of Series A common stock and Series C common stock that are received in exchange for Notes pursuant to the Offer. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this Offer to Exchange. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of participating in the Offer and of owning and disposing of our common stock as described in this discussion.

This discussion is limited to holders that hold Notes, and that will hold the shares of Series A common stock and Series C common stock received in the Offer, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to any holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	a financial institution, insurance company, regulated investment company, personal holding company or real estate investment trust;

•	a tax-exempt organization, retirement plan, pension fund, or mutual fund;

•	a dealer, broker, or trader in securities or foreign currencies;

•	an S corporation, an entity treated as a partnership, or other pass-through entity for U.S. federal income tax purposes;

•	a controlled foreign corporation or a passive foreign investment company;

•

a holder that holds its Notes, or shares of our Series A common stock or Series C common stock that are received in the Offer, as part of a hedge, straddle, wash sale, conversion or constructive sale transaction, or other risk reduction transaction;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an individual holder who is a former citizen or long-term resident of the United States.

Further, this discussion does not address any alternative minimum tax or state, local or foreign tax consequences or any federal non-income tax consequences (such as federal estate or gift tax consequences).

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the Offer and to the ownership and disposition of shares of our common stock that are received in the Offer. As a result, no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to the conclusions set forth below.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Notes, or shares of our Series A common stock or Series C common stock that are received in the Offer, that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of Notes, or shares of our Series A common stock or Series C common stock that are received in the Offer, that is not treated as a partnership or a partner in a partnership for U.S. federal income tax purposes and that is not a U.S. holder.

If a holder of Notes, or shares of our common stock that are received in the Offer, is a beneficial owner which is treated as a partnership for U.S. federal income tax purposes, the tax consequences relating to the Offer or to the ownership and disposition of shares of our common stock that are received in the Offer will depend on a variety of factors, including the activities of the partnership and the status of its partners. Such a holder of Notes, or shares of our common stock that are received in the Offer, is urged to consult its own tax advisor regarding the tax consequences associated with the Offer and the ownership and disposition of such shares of our common stock.

We have taken the position that the likelihood that we would be required to pay certain “additional interest” on the Notes upon the occurrence of certain events or that we would be required to repurchase the Notes upon the exercise of a holder’s option following a fundamental change, was, in each case, a remote and incidental contingency as of the issue date of the Notes, within the meaning of applicable Treasury Regulations. As a result, we have taken the position, and the remainder of this discussion assumes, that the Notes are not subject to the Treasury Regulations that are applicable to contingent payment debt instruments.

It is unclear whether the accrued but unpaid interest that will be paid with respect to Notes that are exchanged pursuant to the Offer will be treated for U.S. federal income tax purposes as paid solely in cash or alternatively, in some combination of a portion of the cash and our common stock that is received pursuant to the Offer. Consistent with the terms of the Offer, we intend to take the position, and the remainder of this discussion assumes, that any accrued but unpaid interest that is paid with respect to the Notes exchanged pursuant to the Offer will be treated as paid solely in cash for U.S. federal income tax purposes. You should consult your own tax advisor regarding the tax consequences to you in the event that this allocation is not respected.

THE DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME CONSEQUENCES SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS CONSIDERING PARTICIPATION IN THE OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX LAWS APPLICABLE TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY OTHER TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Qualification of the Exchange of Notes Pursuant to the Offer as a Recapitalization

The tax consequences of the exchange of Notes for our common stock and cash pursuant to the Offer, and the ownership and disposition of our Series A common stock and Series C common stock received in the Offer, will depend in part upon whether the Notes constitute “securities” for U.S. federal income tax purposes. The determination of whether a particular debt instrument constitutes a security is highly factual in nature and is not clearly defined under U.S. federal income tax law. The status of a debt instrument as a security is determined based upon an overall evaluation of the nature of the instrument, including the term of the instrument, the extent of a holder’s proprietary interest in the issuer by virtue of holding the instrument and certain other factors. While this matter is not free from doubt, we believe that the Notes should be considered securities for U.S. federal income tax purposes and that the exchange of Notes for our common stock and cash pursuant to the Offer should qualify as a recapitalization for U.S. federal income tax purposes.

Taxation of U.S. Holders

Offer to Exchange

If, as we expect, the exchange of Notes for our common stock and cash pursuant to the Offer qualifies as a recapitalization for U.S. federal income tax purposes, a U.S. holder generally will be required to recognize gain (but not loss) to the extent of the lesser of (i) the amount of cash received pursuant to the Offer (excluding any cash received in lieu of any fractional share of our Series A common stock or Series C common stock and cash received for accrued but unpaid interest) and (ii) the total amount of gain realized (equal to the excess, if any, of the fair market value of our common stock and cash received pursuant to the Offer (excluding any cash received for accrued but unpaid interest) over the U.S. holder’s adjusted tax basis in the Notes exchanged (as described below)). In addition, a U.S. holder will recognize ordinary interest income in an amount equal to the cash that is received in satisfaction of accrued but unpaid interest, to the extent not previously included in income by such U.S. holder. Cash received in lieu of any fractional share of our Series A common stock or Series C common stock upon the exchange of a Note pursuant to the Offer will be treated as a payment in exchange for the fractional share of our Series A common stock or Series C common stock, as applicable. Accordingly, the receipt of cash in lieu of any fractional share of our Series A common stock or Series C common stock generally will result in the same tax treatment described below under “—The Common Stock—Sale, Exchange, or Other Disposition of Common Stock.”

Except as described below under “—Market Discount,” any gain recognized on the exchange of Notes pursuant to the Offer generally would be treated as capital gain and would be long-term capital gain if, at the time of the exchange, the Note was held for more than one year. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of taxation.

A U.S. holder’s aggregate tax basis in shares of our Series A common stock and Series C common stock received in the Offer (including any fractional share of Series A common stock or Series C common stock deemed to be received by the U.S. holder) will be the same as such U.S. holder’s adjusted tax basis in the Notes exchanged for such stock at the time of the exchange (generally the issue price of the Notes, increased by any market discount (discussed below) previously included in income with respect to the Notes, and reduced by any amortizable bond premium previously deducted with respect to the Notes), reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash received for accrued but unpaid interest), and increased by the amount of gain recognized (other than with respect to a fractional share). The holding period for shares of our Series A common stock and Series C common stock received in the Offer generally will include the holding period of the Notes exchanged therefor.

If the exchange of Notes for our common stock and cash pursuant to the Offer does not qualify as a recapitalization for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss on such exchange in an amount equal to the difference between (i) the fair market value of our common stock and cash received pursuant to the Offer (excluding any cash received for accrued but unpaid interest) and (ii) the U.S. holder’s adjusted tax basis in the Notes exchanged (as described above). Subject to the discussion below under “—Market Discount,” such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Notes at the time of the exchange exceeds one year. In addition, a U.S. holder will recognize ordinary interest income in an amount equal to the cash that is received for accrued but unpaid interest, to the extent not previously included in income by such U.S. holder. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If the exchange does not qualify as a recapitalization, the U.S. holder generally will have an initial aggregate tax basis in the common stock received pursuant to the Offer in an amount equal to the fair market value of such stock on the date of the exchange, and the U.S. holder’s holding period for such stock will commence on the day after the exchange.

Market Discount

A U.S. holder that purchased a Note from a prior holder at a market discount (defined as the excess, if any, of the stated redemption price of the Note at maturity over the holder’s basis in the Note immediately after its acquisition, subject to a de minimis exception) may be affected by the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such a Note pursuant to the Offer generally would be treated as ordinary income to the extent of the market discount accrued during the U.S. holder’s period of ownership, unless the U.S. holder elected to include the market discount in income as it accrued. If the exchange of Notes for our common stock and cash pursuant to the Offer qualifies as a recapitalization for U.S. federal income tax purposes, any accrued market discount in excess of any gain recognized in the exchange will not be currently includible in income. However, such excess accrued market discount would carry over to the Series A common stock and Series C common stock received pursuant to the Offer, such that any gain recognized by the U.S. holder upon a subsequent disposition of such stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

The Common Stock

Distributions

If we make a distribution of cash or property to a U.S. holder in respect of our Series A common stock or Series C common stock, the distribution generally will first be treated as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles, then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in such stock, and thereafter as gain from the sale or exchange of such stock, as described below under “—Sale, Exchange, or Other Disposition of Common Stock.”

Distributions taxable as dividends that are received by a corporate U.S. holder may be eligible for the dividends-received deduction, subject to various conditions and limitations. Under current law, provided that certain holding period and other requirements are satisfied, distributions taxable as dividends that are received by non-corporate U.S. holders generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2013, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. U.S. holders should consult their own tax advisors to discuss whether they may be able to claim the dividends-received deduction or receive the benefit of preferential rates with respect to any dividends paid in respect of our Series A common stock or Series C common stock.

If we effect a distribution of stock or stock rights to our common stockholders, or if we cause the occurrence of some other event or series of events that would have the result of increasing the proportionate interest of our common stockholders in our assets or earnings and profits, then, unless a “full adjustment” is made to the conversion ratio of the Notes remaining outstanding following the Offer (and possibly any other outstanding convertible securities or rights to acquire our common stock) pursuant to a bona fide reasonable adjustment formula, the increase in the proportionate interest of our common stockholders may be treated as a distribution to such holders, taxable as a dividend to the extent of our current and accumulated earnings and profits (as described above).

Sale, Exchange, or Other Disposition of Common Stock

Upon the sale, exchange or other disposition of our Series A common stock or Series C common stock, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition, and (ii) such holder’s adjusted tax basis in such series of common stock. Subject to the discussion above under “—Market Discount,” such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such stock exceeds one year. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Taxation of Non–U.S. Holders

The rules governing the U.S. federal income taxation of a non-U.S. holder are complex and no attempt will be made to provide more than a summary of such rules. Non-U.S. holders are urged to consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as any applicable treaties, with regard to the Offer and the ownership and disposition of our Series A common stock and Series C common stock that is received in the Offer.

Offer to Exchange

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of a Note pursuant to the Offer to the extent a U.S. holder would not be subject to U.S. federal income tax on any such gain realized. See discussion above under “—Taxation of U.S. Holders—Offer to Exchange.” However, to the extent a U.S. holder is subject to U.S. federal income tax on any gain recognized on the exchange of a Note pursuant to the Offer, a non-U.S. holder may, depending upon its particular circumstances, be subject to U.S. federal income tax on any such gain recognized. The amount of any cash received in the exchange by a non-U.S. holder with respect to accrued but unpaid interest would be taxable as described below under “—Interest Income.”

Subject to the discussion below under the heading “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain, including market discount, recognized on the exchange of a Note pursuant to the Offer unless:

(1)	the gain (or market discount) is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if an applicable tax treaty so requires, is attributable to such holder’s permanent establishment in the United States);

(2)	in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are satisfied; or

(3)	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the relevant statutory period.

A non-U.S. holder described in clause (1) generally will be subject to U.S. federal income tax as described below (see “—Income or Gain Effectively Connected with a U.S. Trade or Business”). A non-U.S. holder described in clause (2) generally will be subject to U.S. federal income tax, currently at a 30% rate (or a lower applicable treaty rate), on the gain recognized from the exchange of a Note in the Offer, which may be offset by U.S. source capital losses.

With respect to clause (3) above, we do not believe that we are or have ever been a USRPHC for U.S. federal income tax purposes. In addition, even if we were a USRPHC, as long as our common stock is regularly traded on an established securities market on the date of the exchange, as we expect it to be, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized on the exchange of Notes pursuant to the Offer solely because we were a USRPHC unless:

•

our Notes are considered to be “regularly traded” within the meaning of applicable Treasury Regulations, and such non-U.S. holder owned, actually or by attribution, more than 5% of the Notes at any time during the five-year period ending on the date of exchange or, if shorter, such holder’s holding period for the Notes; or

•	our Notes are not considered to be “regularly traded” within the meaning of applicable Treasury Regulations, and such non-U.S. holder exceeds certain ownership thresholds with respect to the Notes.

Interest Income

Subject to the discussion below under the heading “—Backup Withholding and Information Reporting,” any cash received by a non-U.S. holder for accrued but unpaid interest on the Notes exchanged in the Offer generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if the non-U.S. holder properly certifies as to its foreign status, as described below, and:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•

the non-U.S. holder is not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	interest on the Notes is not effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder.

The portfolio interest exemption applies only if the non-U.S. holder appropriately certifies as to its foreign status. The non-U.S. holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to the withholding agent. If the non-U.S. holder holds the Notes through a financial institution or other agent acting on its behalf, the non-U.S. holder may be required to provide appropriate certifications to its agent. Its agent will then generally be required to provide appropriate certifications to the Exchange Agent, either directly or through other intermediaries. Special rules apply to foreign estates and trusts, and in certain circumstances, certifications as to foreign status of trust owners or beneficiaries may have to be provided to the withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If a non-U.S. holder cannot satisfy the requirements for the portfolio interest exemption as described above, cash received for accrued but unpaid interest on the Notes exchanged in the Offer will be subject to U.S. federal withholding tax (currently at a 30% rate), unless such holder provides the withholding agent with a properly executed (1) IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or suitable substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a U.S. trade or business (and, if an applicable tax treaty so requires, is attributable to such holder’s permanent establishment in the United States) taxable as discussed below under “—Income or Gain Effectively Connected with a U.S. Trade or Business”.

The discussion above assumes that any interest paid with respect to the Notes exchanged in the Offer will be treated as United States source income. Ordinarily, interest paid by a corporation organized in the United States is treated as United States source income. However, pursuant to rules under the Code that are applicable to certain obligations issued by U.S. companies with substantial amounts of active foreign business income, interest may be treated as non-United States source income in some cases. We do not believe that those rules will apply to cause any interest paid with respect to the Notes exchanged in the Offer to be treated as non-United States source income.

The Common Stock

Distributions

Distributions made (or deemed made) by us with respect to shares of our Series A common stock or Series C common stock that are treated as dividends paid, as described above under “—Taxation of U.S. Holders—The Common Stock—Distributions,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a U.S. trade or business by such holder (and, if an applicable tax treaty so requires, is attributable to such holder’s permanent establishment in the United States) and are taxable as described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business”) generally will be subject to U.S. federal withholding tax, currently at a 30% rate (or a lower rate provided under an applicable tax treaty). A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty is required to satisfy certain certification and other requirements.

The discussion above assumes that dividends paid with respect to our common stock will be treated as United States source income. Ordinarily, dividends paid by a corporation organized in the United States are treated as United States source income. However, pursuant to rules under the Code that are applicable to certain U.S. companies with substantial amounts of active foreign business income, dividends may be treated as non-United States source income in some cases. We do not believe that those rules will apply to cause any dividends paid on our common stock to be treated as non-United States source income.

Sale, Exchange, or Other Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, or other disposition of shares of our Series A common stock or Series C common stock unless:

(1)	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if an applicable tax treaty so requires, is attributable to such holder’s permanent establishment in the United States);

(2)	in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are satisfied; or

(3)	we are or have been a USRPHC for U.S. federal income tax purposes during the relevant statutory period.

A non-U.S. holder described in clause (1) generally will be subject to U.S. federal income tax as described below (see “—Income or Gain Effectively Connected with a U.S. Trade or Business”). A non-U.S. holder described in clause (2) generally will be subject to U.S. federal income tax, currently at a 30% rate (or a lower applicable treaty rate), on the gain derived from the sale, exchange, or other disposition of our Series A common stock or Series C common stock, which may be offset by U.S. source capital losses.

With respect to clause (3) above, we do not believe that we are or have ever been a USRPHC for U.S. federal income tax purposes. In addition, even if we were or were to become a USRPHC, as long as our Series A common stock and Series C common stock are regularly traded on an established securities market, as we expect them to be, non-U.S. holders that do not own, actually or by attribution (and have not owned, actually or by attribution, during the five year period ending on the date of disposition or, if shorter, such holder’s holding period for the Series A common stock or Series C common stock, as applicable) more than 5% of our Series A common stock or Series C common stock (as applicable), will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of Series A common stock or Series C common stock solely because we were a USRPHC.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest income or gain recognized upon the exchange of Notes in the Offer, or distributions on our Series A common stock or Series C common stock or gain from the sale or other disposition of our Series A common stock or Series C common stock, are effectively connected with a U.S. trade or business conducted by a non-U.S. holder (and, if an applicable tax treaty so requires, are attributable to such non-U.S. holder’s permanent establishment in the United States), then the non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. holder. If interest income received with respect to the Notes in the Offer or dividends with respect to our Series A common stock or Series C common stock are effectively connected income (whether or not a treaty applies), the withholding tax (currently at a 30% rate) described above will not apply (assuming an appropriate certification is provided). A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the withholding agent. If a non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of such holder’s earnings and profits that is effectively connected with its U.S. trade or business also may be subject to a ‘‘branch profits tax,’’ currently at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup Withholding and Information Reporting

The payment of our common stock and cash in exchange for the Notes in the Offer, and the payment of any dividends distributed by us with respect to our common stock, as well as the proceeds of the sale or other disposition of our common stock, may be subject to information reporting and U.S. federal backup withholding tax at the applicable rate. Backup withholding generally will apply if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding (which, in the case of a non-U.S. holder, would generally entail certifying that the holder is not a U.S. person). Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Reporting and Record Keeping Requirements

If a holder of Notes participating in the Offer owns securities in our Company with a basis of $1.0 million or more immediately prior to the exchange, such holder will be required to file with such holder’s U.S. federal income tax return for the taxable year in which the exchange occurs, a statement setting forth certain facts relating to the exchange, including the date of the exchange, the fair market value and basis of the Notes exchanged (as determined immediately before the exchange), and our employer identification number. All holders of our Notes who exchange their Notes pursuant to the Offer must keep a permanent record of facts relating to the exchange, including the amount, basis, and fair market value of all Notes transferred pursuant to the Offer.

Recently Enacted Legislation

Recently enacted legislation regarding the unearned income Medicare contribution tax requires certain holders who are individuals, estates or trusts to pay a 3.8% unearned income Medicare contribution tax on, among other things, dividends on, and capital gains from the sale or other disposition of, our common stock (subject to certain conditions and limitations) for taxable years beginning after December 31, 2012. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock received pursuant to the Offer.

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, could impose on certain persons a withholding tax of 30% on dividends with respect to our common stock and on the gross proceeds from the disposition of our common stock to the extent such dividends or gross proceeds are paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. In addition, certain account information with respect to U.S. holders who hold their common stock through certain foreign financial institutions may be reportable to the IRS. Holders should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their ownership and disposition of our common stock received pursuant to the Offer.

EXCHANGE AGENT AND INFORMATION AGENT

In connection with the Offer, LGI has retained Computershare Trust Company, N.A. to act as Exchange Agent and Georgeson Inc. to act as Information Agent. They will receive customary fixed fees for their services. LGI has agreed to reimburse each of them for their necessary out-of-pocket expenses and to indemnify each of them against certain liabilities, including liabilities under U.S. federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by LGI to any broker, dealer or other person, other than the Exchange Agent and the Information Agent, in connection with the Offer.

Any holder that has questions concerning the terms of the Offer, requests for assistance or requests for additional copies of this Offer to Exchange or the related Letter of Transmittal may contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange. Holders of Notes may also contact their broker, dealer, custodian bank, depository trust company or other nominee for assistance concerning the Offer.

Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered to the Exchange Agent at its address or to the facsimile number set forth on the back cover of this Offer to Exchange. Any holder or beneficial owner that has questions concerning tender procedures should contact the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Exchange.

The Information Agent may contact holders of Notes regarding the mechanics of the Offer and may request any broker, dealer, custodian bank, depository trust company or other nominee of the holders of Notes to forward this Offer to Exchange and related materials to beneficial owners of Notes. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

Neither the Exchange Agent nor the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this Offer to Exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

CERTAIN SECURITIES LAWS CONSIDERATIONS

The Notes were initially issued in a private placement in reliance on Rule 144A. On November 18, 2010, in accordance with the Indenture for the Notes, LGI caused the “restricted” global certificates previously representing the Notes to be cancelled and replaced by newly authenticated “unrestricted” global certificates representing the Notes. The Notes, and the shares of common stock issuable upon conversion of the Notes, are currently freely saleable under the Securities Act by any person who has not been an “affiliate” of LGI during the preceding three months The Offer is being made in reliance on Section 3(a)(9) of the Securities Act, such that the issuance of shares of common stock upon exchange of the Notes is intended to be exempt from registration. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Any conversion of Notes also relies on the Section 3(a)(9) exemption from registration. When securities are exchanged for other securities of the same issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. Whether any shares of common stock received by a tendering holder of Notes in connection with the Offer are freely saleable under the Securities Act depends on whether such Notes tendered were freely saleable or were “restricted securities” (within the meaning of Rule 144). If a holder receives shares of common stock in exchange for Notes that are not freely saleable at the time of the exchange, Section 4(1) of the Securities Act, including Rule 144 thereunder, may provide an exemption from registration for sales of such shares by the holder. You are urged to consult with your own legal counsel regarding the status of your Notes under the Securities Act and availability of a resale exemption from the registration requirements of the Securities Act as to the shares of common stock received in exchange therefor should you wish to participate in the Offer .

The Exchange Agent for the Offer is:

By Facsimile (Eligible Guarantor Institutions Only)

(617) 360-6810

Fax cover sheets should provide a call back phone

number and request a call back, upon receipt

Confirm receipt by calling:

Tel: (781) 575-2332

By Mail, Overnight Courier or Hand Delivery Computershare Attn: Corp Actions Suite V 250 Royall Street Canton, MA 02021
Requests for additional copies of this Offer to Exchange and related Letter of Transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.
The Information Agent for the Offer is: 199 Water Street – 26th Floor New York, NY 10038 Banks and Brokers Call: (212) 440-9800 Call Toll Free: (866) 482-4931